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                                                                    EXHIBIT 2.01

                            ASSET PURCHASE AGREEMENT

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                                TABLE OF CONTENTS

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
ARTICLE 1 INTERPRETATION...................................................    1
   1.1     Defined Terms...................................................    1
   1.2     Currency........................................................   12
   1.3     Sections and Headings...........................................   12
   1.4     Number, Gender and Persons......................................   12
   1.5     Accounting Principles...........................................   12
   1.6     Knowledge of Vendor.............................................   13
   1.7     Entire Agreement................................................   13
   1.8     Offering Memorandum.............................................   14
   1.9     Time of Essence.................................................   14
   1.10    Applicable Law..................................................   14
   1.11    Successors and Assigns..........................................   14
   1.12    Amendments and Waivers..........................................   14
   1.13    Schedules and Exhibits..........................................   15

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS............................   17
   2.1     Purchased Assets................................................   17
   2.2     Excluded Assets.................................................   19
   2.3     Non Transferability.............................................   20
   2.4     Purchasers' Post-Closing Assistance.............................   21
   2.5     Access to Purchased Assets......................................   21
   2.6     Supplier Claims.................................................   22
   2.7     E-mail and Website Query Forwarding During Transition Period....   22

ARTICLE 3 PURCHASE PRICE...................................................   22
   3.1     Purchase Price..................................................   22
   3.2     Payment of Purchase Price.......................................   22
   3.3     Determination of Closing Net Receivables........................   23
   3.4     Adjustment of Closing Date Payment..............................   25
   3.5     Allocation of Purchase Price....................................   25
   3.6     ETA Election....................................................   26
   3.7     Transfer Taxes, etc.............................................   26
   3.8     Accounts Receivable Election....................................   26
   3.9     Deferred Revenue Obligations....................................   27
   3.10    Non-Competition Agreements......................................   27

ARTICLE 4 ASSUMPTION OF LIABILITIES........................................   27
   4.1     Assumption of Certain Liabilities by the Purchasers.............   27
   4.2     Retained Liabilities............................................   29
   4.3     Product Liability and Warranty Obligations......................   29
   4.4     Payment for Reimbursement of Certain Liabilities................   31
   4.5     Bulk Sales Legislation..........................................   32
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
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE VENDOR.....................   33
   5.1     Organization....................................................   33
   5.2     Authorization...................................................   33
   5.3     No Other Agreements to Purchase.................................   33
   5.4     No Violation....................................................   33
   5.5     Sufficiency of Purchased Assets.................................   34
   5.6     Title to Personal and Movable Properly..........................   34
   5.7     Real and Immovable Property.....................................   35
   5.8     Idem............................................................   35
   5.9     Leased Property.................................................   35
   5.10    Inventories and Machinery, Equipment............................   36
   5.11    Accounts Receivable.............................................   36
   5.12    Intellectual Property Rights....................................   36
   5.13    Insurance.......................................................   38
   5.14    No Expropriation................................................   38
   5.15    Contracts.......................................................   38
   5.16    Compliance with Laws; Governmental Authorization; Government
           Programs........................................................   40
   5.17    Consents and Approvals..........................................   40
   5.18    Financial Statements............................................   41
   5.19    Books and Records...............................................   41
   5.20    Absence of Changes..............................................   41
   5.21    Non Arm's Length Transactions...................................   42
   5.22    Taxes...........................................................   43
   5.23    Litigation......................................................   43
   5.24    Residency.......................................................   43
   5.25    GST/QST Registration............................................   43
   5.26    Environmental...................................................   44
   5.27    Customers and Suppliers.........................................   45
   5.28    Employee Plans..................................................   45
   5.29    Collective Agreements...........................................   46
   5.30    Employees.......................................................   46
   5.31    Employee Accruals...............................................   46
   5.32    Computer Systems, Etc...........................................   47
   5.33    Costs to Complete, Etc..........................................   47

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PARENT.....................   47
   6.1     Organization....................................................   48
   6.2     Authorization...................................................   48
   6.3     No Violation....................................................   48
   6.4     Consents and Approvals..........................................   48

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................   48
   7.1     Organization....................................................   49
   7.2     Authorization...................................................   49
   7.3     No Violation....................................................   49
   7.4     Consents and Approvals..........................................   49
   7.5     Investment Canada...............................................   49
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
   7.6     GST/QST Registration............................................   50

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF MDA............................   50
   8.1     Organization....................................................   50
   8.2     Authorization...................................................   50
   8.3     No Violation....................................................   50
   8.4     Consents and Approvals..........................................   51

ARTICLE 9 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES............   51
   9.1     Survival of Covenants, Representations and Warranties...........   51

ARTICLE 10 COVENANTS.......................................................   52
   10.1    Access to Purchased Businesses and Purchased Assets.............   52
   10.2    Delivery of Books and Records...................................   53
   10.3    Conduct of Purchased Businesses and Other Matters Prior to
           Closing.........................................................   53
   10.4    Delivery of Conveyancing Documents..............................   55
   10.5    Delivery of Vendor's Closing Documentation......................   55
   10.6    Delivery of Purchasers' Closing Documentation...................   55
   10.7    Employees.......................................................   55
   10.8    Employee Plans..................................................   56
   10.9    Non-Pension Benefit Plans.......................................   57
   10.10   Pension Plans...................................................   58
   10.11   Post Closing Receipts...........................................   62
   10.12   EMS Name........................................................   62
   10.13   Vendor Credit Support...........................................   62
   10.14   MDA Guarantee...................................................   63
   10.15   Parent Guarantee................................................   63
   10.16   Non-Solicitation................................................   63

ARTICLE 11 CONDITIONS OF CLOSING...........................................   64
   11.1    Conditions of Closing in Favour of the Purchasers...............   64
   11.2    Conditions of Closing in Favour of the Vendor...................   66
   11.3    Extension of Closing Date.......................................   68

ARTICLE 12 CLOSING DATE AND TRANSFER OF POSSESSION.........................   68
   12.1    Transfer........................................................   68
   12.2    Place of Closing................................................   68
   12.3    Further Assurances..............................................   69
   12.4    Risk of Loss....................................................   69

ARTICLE 13 INDEMNIFICATION.................................................   69
   13.1    Indemnification by the Vendor...................................   69
   13.2    Indemnification by the Purchasers...............................   70
   13.3    Threshold and Limitations.......................................   70
   13.4    Notice of Claim.................................................   72
   13.5    Direct Claims...................................................   72
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
   13.6    Third Party Claims..............................................   72
   13.7    Settlement of Third Party Claims................................   73
   13.8    Co-operation....................................................   73
   13.9    Exclusivity.....................................................   74

ARTICLE 14 MISCELLANEOUS...................................................   74
   14.1    Notices.........................................................   74
   14.2    Commissions, etc................................................   75
   14.3    Consultation....................................................   76
   14.4    Disclosure......................................................   76
   14.5    Confidentiality.................................................   76
   14.6    Assignment by Purchaser.........................................   76
   14.7    Reasonable Best Efforts.........................................   77
   14.8    Counterparts....................................................   77

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THIS AGREEMENT made the 28th day of October, 2005,

BETWEEN:

          MACDONALD, DETTWILER AND ASSOCIATES LTD., a corporation existing under the laws of Canada,

          (hereinafter called "MDA"),

          6457258 CANADA LTD., a corporation existing under the laws of Canada,

          (hereinafter called the "Real Estate Purchaser")

          MDA SPACE INC., a corporation incorporated under the laws of Canada,

          (hereinafter called "Space Purchaser")

          6457266 CANADA LTD., a corporation incorporated under the laws of Canada,

          (hereinafter called "Electronics Purchaser")

          EMS TECHNOLOGIES CANADA, LTD., a corporation existing under the laws of Canada,

          (hereinafter called the "Vendor")

                                     - and -

          EMS TECHNOLOGIES, INC., a corporation existing under the laws of the State of Georgia,

          (hereinafter called "Parent")

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings specified or referred to below and grammatical variations of such terms shall have corresponding meanings:

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     (a)  "Act" means the Canada Business Corporations Act as in effect on the date hereof;

     (b)  "Affiliate" has the meaning given to that term in the Act;

     (c) "Agreement" means this Asset Purchase Agreement including all Schedules, Exhibits and Appendices to this Asset Purchase Agreement and all amendments made in writing by the parties hereto, "herein" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, subsection, Schedule, Exhibit or Appendix;

     (d) "Annual Financial Statements" means the unconsolidated unaudited financial statements of the Purchased Businesses as at and for the financial year ended December 31, 2004, a copy of which is annexed hereto as Schedule 1;

     (e) "APBO" means the estimated accumulated post retirement benefit obligations under the Retirement Plan;

     (f)  "Applicable Law" means:

          (i) any domestic or foreign statute, law (including common and civil law), code, ordinance or regulation;

          (ii) any judgment, order, writ, injunction, decision, ruling, decree or award; or

          (iii) any Licence;

          (iv) of any Governmental Authority, to the extent only that the same is legally binding on the person referred to in the context in which the term is used, and for greater certainty includes the Tax Act in respect of the Employee Plans that purport to be qualified for a particular type of plan thereunder;

     (g)  "Associate" has the meaning given to that term in the Act;

     (h) "Assumed Contracts" means all Contracts, other than Completed Contracts, relating to the Purchased Businesses including Operating Contracts, leases of personal and immovable property, orders or contracts for the provision of goods and services, distribution and agency agreements, employment agreements for the Employees, Collective Agreements to the extent provided hereunder;

     (i)  "Assumed Liabilities" has the meaning set out in Section 4.1;

     (j)  "Benefit Plans" has the meaning given to that term in Section 10.9;

     (k) "Broadband Satellite Access Technology" means the Technology used in the Space Business with respect to space-based applications and used in the

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          Vendor's Satellite Networks Division with respect to terrestrial applications, which is further described in and is the subject of the BSAT License Agreement, which agreement is one of the Other Agreements;

     (l) "BSAT License Agreement" means the agreement respecting the Vendor's license to MDA of the Broadband Satellite Access Technology, which is attached hereto as Exhibit V;

     (m) "Business Day" means any day, other than a Saturday or a Sunday or statutory holiday in any of Toronto, Ontario, Montreal, Quebec or Vancouver, B.C.;

     (n) "Cash on Hand" means cash on hand or in banks or other depositories, term or time deposits and similar cash items including all accrued interest thereon;

     (o) "Claim" means any claim, action, suit or other proceeding, whether at law or in equity, before or by any federal, provincial, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by any arbitrator, arbitration board or mediator;

     (p) "Closing" means the completion of the purchase and sale of the Purchased Assets contemplated by this Agreement which Closing shall be effective as of the opening of business on the Closing Date;

     (q) "Closing Date" means, subject to Section 11.3, the later of (i) two Business Days following the satisfaction of the closing conditions identified in Sections 11.1(c), (d), (e) and (j) and 11.2(c), (d), (e) and (h); (ii) the Termination Date; or, (iii) such other date as the Vendor and MDA may mutually determine in writing;

     (r)  "Closing Date Payment" has the meaning set out in Section 3.2;

     (s)  "Closing Net Receivables" has the meaning set out in subsection
          3.3(c);

     (t) "Closing Net Receivables Calculation Statement" has the meaning set out in subsection 3.3(a);

     (u) "Collective Agreements" means the collective bargaining agreements binding the Vendor in connection with employees of the Purchased Businesses all as listed and described in Schedule 8;

     (v) "ComDev" means COMDEV International Ltd., a company incorporated under the laws of Canada;

     (w) "Completed Contracts" means any customer Contract of the Purchased Businesses under which as at Closing all delivery and service obligations (other than warranty obligations) of the Vendor have been satisfied or completed;

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     (x)  "Computer Systems Software" has the meaning set forth in Section 5.32;

     (y)  "Computer Systems Hardware" has the meaning as set forth in Section
          5.32;

     (z) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral and shall include any open invoice, tender, bid, quote or order which has been accepted or which remains open for acceptance but for greater certainty does not include any Employee Plans;

     (aa) "Credit Support" has the meaning set out in Section 10.13;

     (bb) "Customer-Owned Assets" has the meaning set forth in Section 5.5;

     (cc) "Division Date" has the meaning given that term in Section
          10.10(a)(i);

     (dd) "Electronics Business" means the Space Science and Optics business presently carried on by the Vendor at the Ottawa Premises and managed from the Ste-Anne Premises and the Search and Rescue Transponder product line presently developed or manufactured by the Vendor at the Ste-Anne Premises;

     (ee) "Electronics Employees" mean those Employees of the Vendor currently employed by the Electronics Business and those other Employees of the Vendor, if any, to be employed by Electronics Purchaser, as agreed to by ComDev and MDA written notice of which will be given to the Vendor, prior to the Closing Date;

     (ff) "Employee Plans" has the meaning set out in Section 5.28;

     (gg) "Employees" means all of those non unionized and unionized employees of the Vendor who are employed in the Purchased Businesses immediately prior to the Time of Closing, excluding the Excluded Employees, but including part time and occasional employees, unionized employees who are laid off or are on disability, the LTD Employees (as defined in Section 10.7), employees receiving short-term disability payments or benefits and employees on sick leave, maternity leave or parental leave on the Closing Date, whether they have a right to return to work under Contract or Applicable Law;

     (hh) "EMS IP" means the Intellectual Property Rights and the Technology owned by the Vendor, and currently or previously used in or necessary for the operation of, the Purchased Businesses immediately prior to the Closing Date (other than Intellectual Property Rights not currently used in or necessary for the Purchased Businesses which is currently used in other businesses of the Vendor);

     (ii) "Encumbrance" means any encumbrance, lien, charge, hypothec, priority, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title or any Contract to create any of the foregoing

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                                        5


          but does not include contractual or legal restrictions to transfer assets (including contractual rights) without the consent of a third party or Governmental Authority;

     (jj) "Environmental Laws" has the meaning set out in subsection 5.26(a);

     (kk) "ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

     (ll) "Excluded Assets" has the meaning set out in Section 2.2;

     (mm) "Excluded Employees" means Alan L. Haase and up to 6 Employees to be designated by MDA in writing to the Vendor not less than 2 Business Days prior to the Closing Date and for the greater certainty any SatNet Employees;

     (nn) "Excluded Liabilities" has the meaning set out in Section 4.2;

     (oo) "Expert" has the meaning set out in subsection 3.3(d);

     (pp) "Export Laws" has the meaning set out in Section 5.16;

     (qq) "Financial Statements" means the Annual Financial Statements and the Interim Financial Statements;

     (rr) "Governmental Authority" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government;

     (ss) "Grievance Claim" means those grievances identified in Section 1.1(ss) of Schedule 31;

     (tt) "Grievance Claim Liabilities" has the meaning set out in Section
          4.1(h);

     (uu) "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

     (vv) "Hazardous Substances" has the meaning set out in subsection
          5.26(a)(i);

     (ww) "Holdings" means EMS Investment Holdings, Inc., a company incorporated under the laws of the State of Georgia;

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                                        6


     (xx) "Holdings Shares" means the 110 shares of common stock and 990 preferred shares of Holdings that are issued and outstanding;

     (yy) "Indemnified Party" has the meaning set out in Section 13.4;

     (zz) "Indemnifying Party" has the meaning set out in Section 13.4;

     (aaa) "Intellectual Property Rights" means any and all rights, whether registered or unregistered, existing from time to time in any jurisdiction throughout the world under patent law, copyright law, moral rights law, trade-secret law, semiconductor chip protection law, trademark law, unfair competition law, or other similar laws or rights throughout the world in, to, or arising out of, or associated with any of the following: (i) trade secrets, proprietary information, Know How and Technology, including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, drawing family trees, source control documents and other documentation, specifications, pricing and cost information, and business and marketing plans and proposals that constitute trade secrets under Applicable Law (collectively, "Trade Secrets"); (ii) works of authorship, copyrights, mask works, copyright and mask work registrations and applications (collectively, "Copyrights"); (iii) industrial designs and any registrations and applications therefor (collectively, "Industrial Designs"); (iv) trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, "Trademarks"); (v) patents, applications for patents wherever registered (the "Patents")
          (vi) Computer Software, databases and data collections (including knowledge databases, customer lists and customer databases) (collectively, "Software"); and (vii) translations, adaptations, derivative works, and combinations thereof;

     (bbb) "Interim Financial Statements" means the unconsolidated unaudited financial statements of the Purchased Businesses as at and for the 8 month period ended July 2, 2005, a copy of which is annexed hereto as
          Schedule 2;

     (ccc) "Inventory" has the meaning set out in subsection 2.1(d);

     (ddd) "Know-How" means technical knowledge, engineering knowledge, unpatentable inventions, trade secrets, manufacturing secrets, secret processes, formulae, manufacturing procedures, methods, data and current and accumulated experience resulting from scientific research, practical experience and otherwise that are not fixed in any tangible medium of expression;

     (eee) "Labour Code" means the Labour Code R.S.Q, chapter C-27, as amended from time to time;

     (fff) "Leased Property" has the meaning set out in Section 5.7;

     (ggg) "Leases" has the meaning set out in Section 5.9;

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     (hhh) "Licences" has the meaning set out in Section 5.16;

     (iii) "Licensed IP" means the Intellectual Property Rights currently licensed to the Vendor from third parties, and currently or previously used in or necessary for, (other than Intellectual Property Rights not currently used in or necessary for the Purchased Businesses which is currently used in other businesses of the Vendor) the operation of the Purchased Businesses immediately prior to the Closing Date;

     (jjj) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all third party related costs including but not limited to consulting, transportation, handling and all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter less in all cases any insurance received or receivable in respect thereof;

     (kkk) "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, properties, assets, operations, or business of the Purchased Businesses taken as a whole which could reasonably be expected to reduce the fair market value of the Purchased Businesses by $400,000 or more, but excluding (i) changes or effects affecting the satellite systems industry as a whole or resulting from general economic and market conditions, (ii) any delay, failure or inability by the Vendor to acquire new customers or prospective orders, including, without limiting the generality of the foregoing, the failure or inability to execute contracts and agreements currently under discussion or negotiation, or (iii) any loss of customers due to a pre-existing competitive relationship between the customer and MDA or a Purchaser;

     (lll) "Material Contracts" has the meaning set out in Section 5.15;

     (mmm) "ORST" means all taxes payable under the Retail Sales Tax Act Ontario and any reference to any specific provision of the Retail Sales Tax Act Ontario shall refer to any successor provision thereto of like or similar effect;

     (nnn) "Operating Contracts" mean any customer Contract of the Purchased Businesses under which all delivery and service obligations have not been completed or satisfied;

     (ooo) "Other Agreements" means the Release, the Non-Competition Agreement, the Confidentiality Agreement referred to in Section 14.5, the Amendment to the Radarsat-2 Territorial License Agreement and Sub-License Agreement, the Amendment to the Radarsat-2 Subcontract, the Ottawa Premises Sublease and all documents, certificates and instruments delivered by any of the parties at Closing;

     (ppp) "Other IP" means the Intellectual Property Rights and Technology (other than EMS IP and Licensed IP) developed by the Vendor for any third party or for the

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                                        8


          Purchased Businesses and which may be used by the Vendor in the Purchased Businesses;

     (qqq) "Ottawa Premises" means the portion of the premises located on the 2nd floor at 1725 Woodward Drive, Ottawa, Ontario as demised and set out in the Ottawa Premises Sublease;

     (rrr) "Ottawa Premises Sublease" means the sub-lease by the Vendor to the Electronics Purchaser for the Ottawa Premises substantially upon the terms set out in Exhibit IV;

     (sss) "Pension Plans" means the following pension plans of the Vendor: (1) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by C.A.W. Local 188; (2) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by C.E.P. Local 508; (3) EMS Technologies Canada, Ltd. Pension Plan for Quebec Non-Represented Employees; and
          (4) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by the Space Systems Engineers and Scientists Association;

     (ttt) "Pension Regulator" means each Governmental Authority with jurisdiction over the applicable Pension Plan;

     (uuu) "Permitted Encumbrances" means:

          (i) servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto;

          (ii) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations for amounts which are not due or delinquent;

          (iii) statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent;

          (iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

          (v) security given in the ordinary course of the Purchased Businesses to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Purchased Businesses, other than security for borrowed money;

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                                        9


          (vi) the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title, which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Purchased Business; and

          (vii) the Encumbrances described in Schedule 13;

     (vvv) "PIPEDA" means the Personal Information Protection and Electronics Document Act (Canada);

     (www) "Prime Rate" means the annual variable rate of interest quoted or published from time to time by Royal Bank of Canada (Main Branch) at its main branch in Toronto, Ontario as the "prime rate" of interest charged by it for Canadian dollar commercial loans made in Canada and for the purposes of this Agreement the "Prime Rate" shall vary, upwards or downwards, as the case may be, at the same time and in the same amount as the said "prime rate" so varies;

     (xxx) "Pro Forma Net Receivables Statement" has the meaning set out in
          Section 3.3(a);

     (yyy) "Purchase Price" has the meaning set out in Section 3.1;

     (zzz) "Purchased Businesses" means the Space Business and the Electronics Business taken together and "Purchased Business" means any of the two separately;

     (aaaa) "Purchased Assets" has the meaning set out in Section 2.1;

     (bbbb) "Purchasers" means Real Estate Purchaser, Electronics Purchaser and Space Purchaser, collectively and "Purchaser" means any one of them;

     (cccc) "PWGCS" means Public Works Government Services Canada;

     (dddd) "QST" means all taxes payable under the Act respecting the Quebec Sales Tax and any reference to any specific provision of the Act respecting the Quebec Sales Tax shall refer to any successor provision thereto of like or similar effect;

     (eeee) "Radarsat-2 Subcontract" means the Radarsat-2 SAR Payload Subcontract agreement #SC28682RC dated September 1, 1998, as amended;

     (ffff) "Radarsat-2 Subcontract In-Orbit Incentive" means those payments specified in paragraph 6.7.1.1 of the Radarsat-2 Subcontract;

     (gggg) "Radarsat-2 Territorial License Agreement" means the Radarsat-2 territorial license agreement dated May 2, 2002 between the Vendor and MDA;

     (hhhh) "Radarsat-2 Territorial Sub-License Agreement" means the Radarsat-2 territorial sublicense agreement dated May 2, 2002 between EMS, RADARSAT International Inc. and MDA;

     (iiii) "Radarsat-2 Warranties" means the obligations of the Vendor pursuant to (i) Section 12.4 of the Radarsat-2 Subcontract; and (ii) pursuant to Section 12.5(d) of the Radarsat-2 Subcontract to the extent as set out in Section 12.4 of the Radarsat-2 Subcontract with respect to work performed or acts or omissions taken by or on behalf of the Vendor prior to Closing;

     (jjjj) "Real Property" means the Ste-Anne Premises, the legal description of which is set forth on Schedule 3;

     (kkkk) "Receivables" means all current trade receivables, current unbilled receivables and deferred revenue of the Purchased Businesses as at the Closing Date but for greater certainty excluding any long-term accounts receivables or long-term unbilled receivables;

     (llll) "Retirement Plan" means the Post-Retirement Benefits Plan pursuant to which the Vendor provides employees with post retirement benefits;

     (mmmm) "Retirement Plan Participants" means all persons who are entitled to receive benefits, whether now or in the future, under the Retirement Plan including Employees, Excluded Employees and persons who were formerly employees of the Purchased Businesses but excluding any SatNet Employees and SatNet Former Employees;

     (nnnn) "SatNet Employees" means the active and disabled employees of the Satellite Networks Division of the Vendor, including employees on lay-off with recall rights under collective agreements applicable to such employees, as at the Division Date;

     (oooo) "SatNet Former Employees" means, as at the Division Date, the former employees of the Satellite Networks Division of the Vendor, including retirees, and, if applicable, surviving spouses of such employees, who terminated employment with the Vendor on or after April 11, 2004 and who immediately prior to the Division Date continued to have rights under the Pension Plans;

     (pppp) "SkyBridge" means SkyBridge Limited Partnership, a limited partnership formed under the laws of the State of Delaware;

     (qqqq) "SkyBridge LPA" means the Third Amended and Restated Agreement of Limited Partnership of SkyBridge dated December 20, 1999 as the same may be amended, replaced or restated from time to time;

     (rrrr) "SkyBridge Units" means the units in SkyBridge owned by Holdings;

     (ssss) "Space Business" means the business presently carried on by the Vendor through its Space & Technology/Montreal division, which business is carried on at or from the Vendor's Ste-Anne Premises and consisting primarily of the design, manufacture and supply of space systems, antennas and electronic products including, components for civil, commercial and defence satellites other than the Electronics Business;

     (tttt) "Statutory Plans" means statutory benefit plans which the Vendor is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

     (uuuu) "Ste-Anne Premises" means the real property and buildings known municipally as 21025 Trans Canada Highway, Montreal, Quebec, H9X 3R2;

     (vvvv) "Supplier Claims" has the meaning set out in Section 2.2(i);

     (wwww) "Tax Act" or any reference to a specific provision thereof means the Income Tax Act (Canada);

     (xxxx) "Taxes" means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, valued added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, licence, franchise and registration fees and employment insurance, health insurance and Canada, Quebec, Ontario and other government pension plan premiums or contributions), and "Tax" has a corresponding meaning;

     (yyyy) "Tax Return" means all returns, declarations, designations, forms, schedules, reports and other documents of every nature whatsoever required to be filed with any Governmental Authority with respect to any Taxes;

     (zzzz) "Technology" means all tangible embodiments of Intellectual Property Rights, technical information, business information and software, systems, source control documents, files, records, databases, data, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, hardware models, dedicated test systems, supplier lists, equipment lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, recipes, formulas, operating procedures, Know-How, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like;

     (aaaaa) "Termination Date" means December 31, 2005;

     (bbbbb) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing
          Date, or such other time on the Closing Date as the Vendor and MDA may mutually determine in writing;

     (ccccc) "Trade Payables" means all current accounts payable and current accrued expenses for the Purchased Businesses as at the Closing Date but for greater certainty excluding any long-term payables and any payables with respect to any Excluded Liabilities;

     (ddddd) "Transferred Employees" has the meaning set out in Section 10.7(a);
          and

     (eeeee) "Vendor Group" has the meaning set out in Section 10.13.

1.2  Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3  Sections and Headings

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, subsection or Schedule or Exhibit refers to the specified Article, Section or subsection of or Schedule or Exhibit to this Agreement.

1.4  Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5 Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America applied on a basis consistent with those issued in the Annual Financial Statements. It is understood that the financial statements of the Purchased Businesses have been presented on the basis that the Purchased Businesses are a "discontinued operation" as defined under generally accepted accounting principles that have been established in the United States of America and accordingly, among other things, (i) depreciation and amortization are not expensed; (ii) income tax expense, as reported in the Annual Financial Statements, represents only the Purchased Businesses' estimated pro-rata share of the Vendor's large corporation tax (provincial and federal), which is based on statutorily defined capital and not on taxable income/(loss) and (iii) the Annual Financial Statements do not include the effect of any income tax expense or benefit based on the taxable income/(loss) of the Purchased Businesses, because Vendor has retained all tax benefits or liabilities of the Purchased Businesses through the Closing Date.

1.6  Knowledge of Vendor

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor or words to similar effect, it shall be deemed to refer solely to the actual knowledge of the following individuals, in all cases after such individuals have made due inquiry of their files and their immediate subordinates.

Alfred G. Hansen

Don T. Scartz

Gary B. Shell

William S. Jacobs

Phillipe Quenneville

Francois Bastien

Alan L. Haase

Richard Cox

Gareth Lewis

Marc Donato

Tony McDonach

Brian MacKay

Mike Symonds

1.7  Entire Agreement

This Agreement together with the Other Agreements constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral except to the extent that any of the Other Agreements is an amendment to an existing agreement. Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise (including without limitation representations or warranties regarding merchantability, suitability, fitness for a particular purpose or absence of defects, latent or patent), that form part of or affect this Agreement or the Other Agreements or which induced any party to enter into this Agreement or the Other Agreements.

No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement thereto, by any party to this Agreement or any Other Agreement or its representatives, to any other party or its representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the parties to this Agreement or any Other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact. There shall be no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Agreement.

1.8  Offering Memorandum

The representations and warranties contained in this Agreement supersede in its entirety the Confidential Information Memorandum (the "Memorandum") provided to MDA by Needham & Company, Inc. The Memorandum is not intended to be an "offering memorandum" within the meaning of Applicable Laws and neither MDA nor any Purchaser shall have any remedy for any misrepresentation or omission therein, whether or not material, except to the extent that the state of facts giving rise to such misrepresentation or omission also constitutes a breach of this Agreement in which case MDA's and the Purchasers' sole remedies against the Vendor or the Parent shall be the remedies available under this Agreement.

1.9  Time of Essence

Time shall be of the essence of this Agreement.

1.10 Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.11 Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Subject to Section 14.6, no party may assign any of its rights or obligations hereunder without the prior written consent of in the case of the Vendor or the Parent, MDA, and in the case of the Purchasers or MDA, the Vendor, except that the Electronics Purchaser and MDA may assign their rights and their obligations relating to the Electronics Purchaser to ComDev.

1.12 Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.13 Schedules and Exhibits

The following Schedules and Exhibits are attached to and form part of this
Agreement:

Schedule 1  - Annual Financial Statements
Schedule 2  - Interim Financial Statements - July 2/05
Schedule 3  - Owned Real or Immoveable Property
Schedule 4  - Machinery and Equipment
Schedule 5  - Vehicles
Schedule 6  - Customer Owned Assets
Schedule 7  - Certain Contract Defaults
Schedule 8  - Employee Matters
Schedule 9  - Licences and Permits
Schedule 10 - Intellectual Property Rights
Schedule 11 - Allocation of Purchase Price
Schedule 12 - Location of Assets
Schedule 13 - Permitted Encumbrances
Schedule 14 - Insurance Policies
Schedule 15 - Legal and Regulatory Proceedings
Schedule 16 - Regulatory Consents
Schedule 17 - Third Party Consents
Schedule 18 - Environmental Matters
Schedule 19 - Major Customers, Suppliers and Strategic Partners
Schedule 20 - Excluded Assets
Schedule 21 - Material Changes
Schedule 22 - Contract Consents
Schedule 23 - Exceptions to Generally Accepted Accounting Principles

Schedule 24 - Pro Forma Net Receivables Statement
Schedule 25 - Credit Support
Schedule 26 - Exceptions to Compliance with Laws
Schedule 27 - Non-Arm's Length Contracts
Schedule 28   Purchasers Government Consents
Schedule 29 - Vendor Government Consents
Schedule 30 - Radarsat-2 - Payload Delivery Matters
Schedule 31 - Grievance Claim Liabilities (4.1(h)) - listing employees
Schedule 32 - Material Contracts
Schedule 33 - Employees
Schedule 34 - Computer Systems Hardware and Software, Etc.
Schedule 35 - Pension Plan Funding Position, etc.
Schedule 36 - Claims Excluded from Supplier Claims
Schedule 37 - Estimated Cost to Complete Report
              (June 30/05 to September 30/05)
Schedule 38 - Permitted Encumbrances to be Released
Exhibit I   - Non-Competition Agreement
Exhibit II  - Release re Radarsat-2
Exhibit III - Assignment and Amendment  Agreements re Radarsat-2
              Territorial  License and Sub-Sublicense (3)
Exhibit IV  - Terms of Ottawa Premises Sublease
Exhibit V   - BSAT License
Exhibit VI  - Amendment to Radarsat-2 Subcontract

Disclosure of information on any Schedule shall be deemed to be disclosure of such information on all other relevant Schedules provided such information clearly identifies the nature of the information in a manner that its relevance to such other schedule(s) would be apparent to a reader thereof. Inclusion of specific information on any Schedule shall not constitute or be deemed to constitute any admission that such information is material or is required to be so disclosed.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1  Purchased Assets

Subject to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchasers and the Purchasers agree to purchase from the Vendor, effective as of the Closing, all right, title and interest of the Vendor in and to all of the property and assets used in connection with, and necessary for, the Purchased Businesses (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situated, as a going concern (collectively, the "Purchased Assets"), including without limitation:

     (a) Real Property. All real or immoveable property, together with the buildings, structures, improvements and appurtenances situate thereon including, without limitation, the Real Property described in Schedule 3;

     (b) Buildings, Machinery and Equipment. All buildings, structures, machinery, equipment, fixtures, furniture, furnishings, parts, tooling moulds, dies, jigs or patterns and other fixed assets, including, without limitation, the machinery and equipment described in Schedule 4;

     (c) Vehicles. All trucks, cars and other vehicles (owned or leased), including, without limitation, the vehicles described in Schedule 5;

     (d) Inventories. All inventories, including, without limitation, raw materials, work in process, finished goods and replacement parts (collectively, the "Inventory");

     (e) Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts, including without limitation the Radarsat-2 Subcontract In-Orbit Incentive and the receivable from MDA;

     (f) Prepaid Expenses. All prepaid expenses of the Purchased Businesses (other than those related to the Excluded Assets);

     (g) Contracts. All rights and benefits under the Assumed Contracts and all rights and benefits under all Completed Contracts;

     (h) Licences and Permits. All Licences used in the Purchased Businesses to the extent that they may be transferred with or without consent to the extent provided hereunder, including to the extent so transferable, all export permits and licenses and those described in Schedule 9;

     (i) Intellectual Property Rights. All EMS IP and all other intellectual property licensed from third parties or used in the Purchased Businesses, immediately prior to the Closing Date (excluding the Broadband Satellite Access Technology, licensed to the Space Purchaser under the BSAT License Agreement) and all Other IP and Licensed IP to the extent of the Vendor's rights in such assets;

     (j) Computer Systems Hardware and Computer Software. All Computer Systems Hardware, and Computer Software including all rights under licences and other agreements or instruments relating thereto, subject to
          Section 2.3(a);

     (k) Books and Records. All books of account, Tax records, personnel records, sales and purchase records, inventory records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, price lists and catalogues, sales literature and advertising material, production reports and records, manufacturing data, equipment logs, operating guidelines and manuals, employee manuals, business reports, plans and projections and all other documents, files, correspondence and other information (whether in writing, printed, electronic or computer print out form) used by the Purchased Businesses but excluding any such books, records and lists prepared in connection with this transaction or any other proposed sale of the Purchased Businesses;

     (l) Attorney Work Product. All notes, memoranda, correspondence or similar material in the possession of the Vendor reflecting the legal conclusions, recommendations or work product of lawyers for the Vendor or the Parent in respect of active files to the extent the same relates to or arises out of the Purchased Assets, the Assumed Liabilities or any Claims in respect thereof including any opinions or advice on any Intellectual Property Rights (other than attorney work produced and prepared in connection with this transaction or any other proposed sale of the Purchased Businesses or in connection with disputes involving MDA);

     (m) Pension Assets. All rights of the Vendor, if any, to (i) amounts held under any Pension Plans which are in excess of the amounts required at Closing for the beneficiaries under the Pension Plans and (ii) all surpluses under the Pension Plans except as provided in Section 10.10; and

     (n) Goodwill. All goodwill of the Purchased Businesses, together with the exclusive right for the Purchasers to represent themselves, respecting carrying on the applicable Purchased Business in succession to the Vendor and the right to use any words indicating that the applicable Purchased Business is carried on (subject to Section 10.15 hereof).

Prior to the Closing, MDA and the Vendor shall determine a division of the Purchased Assets as set forth in (b), (c), (d), (e), (f), (g), (h), (i), (j),
(k), (l), (m) and (n) above between those to be purchased by Space Purchaser and those to be purchased by Electronics Purchaser. The Real Property and the items described in (a) will be purchased by the Real Property Purchaser. The Space Purchaser will purchase the item in (m).

2.2  Excluded Assets

Notwithstanding Section 2.1, the Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

     (a)  all Cash on Hand;

     (b) all liabilities and obligations owing by any other division of the Vendor or of any of its Affiliates to the Purchased Businesses existing, accrued or accruing due at the Time of Closing for borrowed money;

     (c) all Tax instalments paid by the Vendor and the right to receive any tax credit, rebate or any refund of Taxes paid by the Vendor accrued or paid in respect of any period preceding the Closing including, without limitation, any tax credit (including investment tax credits and Quebec labour tax credits) or any manufacturing and processing profits tax reduction or refund;

     (d) all rights of the Vendor to use the name "EMS" or "EMS Technologies" or any word or name containing such phrases or words (including without limitation, all logos, trade or brand names, business names, trade marks, trade mark registrations and applications, service mark registrations and applications and copyrights containing or in respect of such words or phrases) except to the extent set forth in Section 10.15;

     (e) subject to Section 12.4, insurance policies of the Vendor relating to the Purchased Business and the Purchased Assets and all rights in connection therewith, including, without limitation, any rights to outstanding claims thereunder or refunds of insurance premiums;

     (f) all rights of the Vendor to any refunds of workers' compensation payments in respect of the period before the Closing Date;

     (g) any employment agreement or contract, whether written or oral, with respect to the Excluded Employees;

     (h) the Radarsat-2 Territorial License Agreement and the Radarsat-2 Territorial Sub-License Agreement;

     (i) except for the matters set forth on Schedule 36, all Claims, including but not limited to claims for late delivery penalties or warranty repair work conducted to the Closing Date, against suppliers to the Vendor under the Radarsat-2 Program in respect of any period before the Closing Date (the "Supplier Claims");

     (j)  the Holding Shares and the Skybridge Units;

     (k) rights to Uniform Resource Locators other than the access as provided in Section 2.7, Web site addresses and domain names;

     (l)  the Technology licensed to MDA Space under the BSAT License Agreement;

     (m) all constating documents, minute books and shareholder records of the Vendor;

     (n) all rights of the Vendor under this Agreement and the Other Agreements; and

     (o)  the assets and Contracts listed on Schedule 20.

2.3  Non Transferability

     (a) Subject to subsections 2.3(b) and 2.3(c), to the extent that any Purchased Asset is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any person, or if such sale, assignment, transfer, delivery or sublease, or attempted sale, assignment, delivery or sublease would constitute a breach thereof or a violation of any law, statute, ordinance, regulation, rule having the force of law, judgment, decree, order, writ, injunction or award, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof until such consent or waiver, if applicable, is received, but instead shall be dealt with as herein provided.

     (b) The Vendor shall diligently attempt to obtain (and the Purchasers shall diligently cooperate with the Vendor), on or before the Closing Date and thereafter as required, the consents and waivers referred to in subsection 2.3(a) and to resolve the impediments to the sale, assignment, transfer, delivery or sublease referred to in subsection 2.3(a) and to obtain any other consents and waivers necessary to convey to the applicable Purchaser any of the Purchased Assets provided that in no event shall the Vendor be required to incur any financial cost or burden (other than incidental costs) to obtain such consents or waivers or resolve such impediments. The Purchasers shall pay and be responsible for all costs charged by third parties to approve any such assignment or transfer including without limitation, fees for the transfer of Licenses held by third parties.

     (c) The Vendor shall have no liability to the Purchasers if any of the consents and waivers referred to in subsection 2.3(a) are not obtained by Closing. To the extent that the consents and waivers referred to in subsection 2.3(a) are not obtained by the Vendor, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, the applicable Purchaser shall, for and on behalf of the Vendor perform and satisfy all obligations and liabilities of the Vendor under or in respect of each of the Purchased Assets referred to in subsection 2.3(a) and the Vendor shall, after the Closing Date and, in the case of (iii) below, at the cost of the applicable Purchaser:

          (i) hold the benefits of any Purchased Asset referred to in subsection 2.3(a) in trust for the applicable Purchaser in accordance with the provisions of this subsection 2.3(c);

          (ii) cooperate in any reasonable and lawful arrangement, approved by MDA and the Vendor (it being understood that the Vendor shall act reasonably recognizing that the applicable Purchaser has purchased the Purchased Assets hereinafter and is entitled to the full unencumbered benefit thereof), designed to provide such benefits to the applicable Purchaser, without the Vendor thereby incurring any financial obligation to the applicable Purchaser; and

          (iii) enforce for the account of the applicable Purchaser and only at the request of the applicable Purchaser, any rights or obligations of the Vendor arising from any Purchased Asset referred to in subsection 2.3(a) against or in respect of any person, including the right to elect to terminate in accordance with the terms thereof upon the advice and request of the applicable Purchaser.

          This subsection 2.3(c) shall not constitute a waiver of any right of the applicable Purchaser or Vendor to require delivery of the consents and waivers on the Closing Date pursuant to Section 11.1 or 11.2.

2.4  Purchasers' Post-Closing Assistance

If any Claim is asserted against the Vendor in connection with any Excluded Liability, the applicable Purchaser shall, at the request of the Vendor, cooperate in any reasonable and lawful arrangement with the Vendor which assists the Vendor in its defence of such Claim (including providing the Vendor with access to the relevant records of the applicable Purchased Business and making appropriate employees available as needed) provided that such arrangement does not adversely affect the applicable Purchaser's right or ability to realize the benefits from any of the Purchased Assets. The Vendor shall pay to the applicable Purchaser the reasonable costs incurred by the applicable Purchaser including the time incurred by any employee of the applicable Purchaser in complying with any such request at the then current PWGSC rates applicable thereto.

2.5  Access to Purchased Assets

Following Closing and for the eight years thereafter (it being understood that the applicable Purchaser has no obligation to preserve books and records beyond the time set forth in Section 10.2), the applicable Purchaser shall permit the Vendor reasonable access to the books and records and Employees of the applicable Purchased Business upon reasonable request in writing during normal business hours, for the purposes of preparing tax and other governmental returns and satisfying its obligations, and/or collecting, enforcing or defending its rights, under or pursuant to, or in respect of, the Excluded Assets or the Excluded Liabilities and shall, if requested by the Vendor, use all reasonable efforts to make available to the Vendor those employees of the applicable Purchaser whose assistance, testimony or presence is considered beneficial by the Vendor, acting reasonably, to assist the Vendor in evaluating, defending or prosecuting any claim or demand relating to any Excluded Liability. The Vendor shall pay to the applicable Purchaser the reasonable costs incurred by the applicable Purchaser in complying with any such request at the then current PWGSC rates applicable thereto.

2.6  Supplier Claims

The Vendor shall not commence any claim against a supplier in respect of a Supplier Claim prior to the launch of the Radarsat-2 satellite without the prior written consent of MDA which consent may not be unreasonably withheld or delayed; provided that the Vendor may commence a Claim against such a supplier prior to the launch of the Radarsat-2 satellite without the consent of MDA if the supplier has independently asserted a Claim against the Vendor or the Parent and the Vendor provides prior written notice of the commencement of such Claim to MDA.

2.7  E-mail and Website Query Forwarding During Transition Period

During a transition period of three months following the Closing Date, the Vendor will forward to the Purchaser's, at the E-mail addresses and Websites specified in writing by the applicable Purchaser, all e-mail messages addressed to Transferred Employees and delivered to the Vendors (excluding any e-mail messages routinely filtered or quarantined by the Vendor's e-mail security systems) during such transition period and all Internet-based queries to the Websites and Uniform Resource Locators of the Vendor dedicated to the Purchased Businesses or otherwise clearly intended for such Websites and Uniform Resource Locators and received during such transition period.

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1  Purchase Price

The aggregate purchase price (the "Purchase Price") payable by the Purchasers to the Vendor for acquiring the Purchased Assets shall be Twenty Seven Million, Three Hundred Thousand United States Dollars (US$27,300,000) as adjusted pursuant to Section 3.4. In addition the Purchasers shall assume and satisfy the Assumed Liabilities in accordance with the terms of this Agreement. The Purchase Price shall be exclusive of all applicable GST, QST, ORST and other sales and transfer taxes.

3.2  Payment of Purchase Price

The Purchase Price shall be payable by the Purchasers as follows:

     (a) as to US$25,300,000 (the "Closing Date Payment"), by way of wire transfer of immediately available funds to such bank accounts as the Vendor may specify at least two Business Days prior to the Closing Date; and

     (b) as to US$2,000,000, such amount shall be payable as and to the extent that the aggregate amounts payable under the terms of the Radarsat-2 Subcontract In-Orbit Incentive (as such terms currently exist without amendment, modification or termination) exceed US$3,950,000. If the aggregate amounts payable under the terms of such Incentive shall exceed US$3,950,000 the Purchasers shall pay from time to time as and when such amounts are payable, such excess amounts to the Vendor to a maximum of US$2,000,000. For clarity, if the aggregate amount of such Radarsat-2 Subcontract In-Orbit Incentives do not exceed

          US$3,950,000 then there shall be no amount payable under this subsection 3.2(b) and if, for example, the aggregate amount of Radarsat-2 Subcontract In-Orbit Incentives is equal to US$5,200,000 the Purchasers shall pay to the Vendor under this subsection 3.2(b) a total of US$1,250,000.

Notwithstanding the foregoing the Purchasers may set off against the Purchase Price and reduce the amount payable in 3.2(a) by an equivalent amount owing by the Vendor under the Release set forth in Exhibit II (the "Release").

3.3  Determination of Closing Net Receivables

     (a) During the ten (10) Business Days period immediately following the date of this Agreement, the Space Purchaser shall review any changes from June 30, 2005 on the costs incurred, estimated costs to complete and estimated costs at completion of the programs of the Space Business as set forth on Schedule 37 to determine whether it is in agreement with such costs and the determination of the amounts thereof. To the extent that the Space Purchaser is not in agreement with any of such costs the Vendor and the Space Purchaser will use all reasonable efforts to resolve such issues and amend Schedule 37 accordingly, failing which, such issues shall be referred to the CEO's of the Parent and MDA for resolution, which upon such resolution, shall be the "Agreed Schedule 37". If there are no changes to Schedule 37 after such review and discussions, Schedule 37 shall be the "Agreed
          Schedule 37. If the Vendor and the Space Purchaser are unable to agree on any such issue, that issue will be resolved pursuant to Section 3.3(f) and upon such resolution Schedule 37 as so resolved will be the "Agreed Schedule 37";

     (b) Closing Net Receivables Statement. Within sixty (60) days following the Closing Date, the Vendor shall deliver to the Space Purchaser an unaudited statement of Closing Net Receivables (the "Closing Net Receivables Statement") of the Purchased Businesses as at the opening of business on the Closing Date, prepared using the same line items and in accordance with generally accepted accounting principles applied on a consistent basis with those used in the preparation of the Pro Forma Net Receivables statement (the "Pro Forma Net Receivables Statement"). For greater certainty the Closing Net Receivables Statement shall be prepared (i) using accounting methods, policies, practices, procedures and classification and estimation methodologies identical to those used by the Vendor in preparation of the Pro Forma Net Receivables Statement and Agreed Schedule 37 and
          (ii) there shall be no changes to any reserve or provision for (or estimates therein) or in respect of any Contracts (including any "estimates of costs at completion" and estimated costs of and times to completion for individual contracts) from the amounts reflected in the Pro Forma Net Receivables Statement and the Agreed Schedule 37 except changes that are required to reflect changes in facts or events occurring on or after October 1, 2005 and on or before the Closing Date or as resolved as part of the Agreed Schedule 37 pursuant to
          Section 3.3(f), if any (any such changes shall be effected in a manner consistent with the principles used in the preparation of the Pro Forma Net Receivables Statement and the Agreed
          Schedule 37). For the purpose of preparing the Closing Net Receivables Statement, the Purchasers agree to grant the Vendor's authorized representatives reasonable access during normal business hours to relevant records, facilities and personnel of the Purchasers.

     (c) Closing Net Receivables Calculation. At the time of delivery of the Closing Net Receivables Statement, the Vendor shall also deliver to the Space Purchaser, a written statement setting forth the amount by which the Closing Net Receivables is greater than or less than CDN$1,169,700.

     (d) "Closing Net Receivables" is defined herein as the amount by which the aggregate book value as at the Closing Date of the Receivables exceeds the aggregate book value as at the Closing Date of the Trade Payables, all as set forth on the Closing Net Receivables Statement. For greater certainty, it is understood and agreed that no amount shall be included in Net Receivables attributable to Milestones 52, 53, 54 and 55 under the Radarsat-2 Subcontract, and that with respect to Milestones 46 through 51, inclusive, thereunder: (i) anticipated effort or costs related to such Milestones shall be included in determining the total anticipated cost of the Radarsat-2 Subcontract;
          (ii) efforts or costs related thereto shall not be included in determining the percentage-of-completion actually achieved by Vendor as of the Closing Date except for not more than six months of support actually provided as of the Closing Date as contemplated under Milestone 46 and (iii) the value of such Milestones shall be included in determining the total contract value of such Radarsat-2 Subcontract.

     (e) Approval of Closing Net Receivables Statement. The Space Purchaser shall have a period (the "Review Period") of thirty days from the date it receives the Closing Net Receivables Statement in which to review the same. For the purpose of such review, the Vendor shall permit the Space Purchaser and its authorized representatives to examine all accounting documentation used or prepared by the Vendor in preparing the Closing Net Receivables Statement including the back-up material and ledgers. If no objection in writing to the Closing Net Receivables Statement is given to the Vendor by the Space Purchaser within the Review Period, the Closing Net Receivables Statement shall be deemed to have been approved as of the last day of such Review Period.

          If the Space Purchaser objects to any item of the Closing Net Receivables Statement, the Space Purchaser shall give written notice to the Vendor on or before the end of the Review Period, setting out in reasonable detail the nature of such objection and the related amount(s) in dispute and the parties shall attempt to resolve the matters in dispute within 30 days from the date the Space Purchaser gives such notice to the Vendor. Without limitation, the Space Purchaser shall not be precluded from raising objections that are otherwise appropriate under the terms hereof solely because under generally accepted accounting principles, the amount involved would not be considered material for accounting purposes. If all matters in dispute are resolved by the parties, the

          Closing Net Receivables Statement shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

     (f)  Dispute Resolution

          If the parties cannot resolve all matters in dispute pursuant to
          Section 3.3(a) prior to the Closing Date or within such thirty day period with respect to disputes under Section 3.3(e), all such unresolved matters shall be submitted to KPMG LLP or, if they refuse or are unable to act, a nationally recognized accounting firm acceptable to the Space Purchaser and the Vendor (the "Expert") for resolution. The Expert shall use its reasonable efforts to render its written decision within 30 days of its appointment. The Expert shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in such proceeding shall be determined by the Expert in its discretion. The Expert's determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party, absent manifest error. The fees and expenses of the Expert shall be borne by the parties in the manner determined by the Expert based on the relative success of each party in respect of such disputes. The Purchase Price or the Closing Net Receivables, as applicable, shall be modified to the extent required to give effect to the Expert's determination and shall be deemed to have been approved as of the date of such determination.

3.4  Adjustment of Closing Date Payment

     Within two Business Days after the Review Period:

     (a) if the Closing Net Receivables exceeds CDN$1,169,700 (the "Excess"), the Space Purchaser shall pay the Vendor an amount equal to the Excess, together with interest thereon at an annual rate equal to the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment; and

     (b) if the Closing Net Receivables is less than CDN$1,169,700 the Vendor shall pay the Space Purchaser an amount equal to such deficit, together with interest thereon at the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment, provided that if the Space Purchaser has objected to any part of the Closing Net Receivables Statement in accordance with Section 3.3 no payment shall be made in respect of the amount in dispute until 2 Business Days after the same has been finally resolved by the parties or pursuant to Section 3.3.

3.5  Allocation of Purchase Price

The Vendor and the Purchasers agree to allocate the Purchase Price among the Purchasers and the Purchased Assets and the Assumed Liabilities in accordance with Schedule 11 and to report the sale and purchase of the respective Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation. The Purchasers and the Vendor agree that if any Tax authority does not agree with any allocation of the applicable Purchase Price agreed to between the parties, the Vendor and the applicable Purchaser shall use their best efforts and good faith to agree upon a different allocation acceptable to the relevant authority and, if the parties are so able to agree, they shall thereafter amend the allocation and their relevant Tax Returns accordingly; provided, however that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging the determination so made by any applicable authority.

3.6  ETA Election

Each of the Electronics Purchaser and the Space Purchaser and the Vendor shall elect jointly under subsection 167(1) of the ETA and Section 75 of an Act respecting Quebec Sales Tax, in the form prescribed for the purposes of those provisions to elect that GST and QST not apply in respect of the sale and transfer of the Purchased Assets purchased by such Purchaser hereunder and such Purchaser shall file such election in its GST and/or QST returns for the reporting period that includes the Closing Date. Each of the Electronics Purchaser and the Space Purchaser shall severally indemnify and save harmless the Vendor from and against any GST, QST, interest and penalties imposed on the Vendor as a result of any failure by a tax authority to accept any such election in respect of such Purchased Assets. Without limiting the generality of the foregoing if the Vendor receives any demand, assessment or request by the appropriate Governmental Authority to remit GST or QST in respect of all or any part of this transaction, the Space Purchaser and the Electronics Purchaser shall immediately without any set-off, deduction or other reduction whatsoever, pay to the Vendor the amount of such payment including any applicable interest or penalties.

3.7  Transfer Taxes, etc.

The applicable Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, QST, ORST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the applicable Purchased Assets by the Vendor to the applicable Purchaser (but not including income taxes payable by the Vendor). The parties confirm that the Electronics Purchaser and the Space Purchaser shall be solely responsible for self-assessing and remitting all ORST in respect of its purchase of the Electronics Business and the Space Business, respectively and that the Real Estate Purchaser shall be solely responsible for self-assessing and remitting all GST and QST in respect of its purchase of the Real Property. The Space Purchaser shall pay all filing fees in connection with any filings or notifications required to be made under the pre-merger notification provisions of the Competition Act (Canada) if any.

3.8  Accounts Receivable Election

Each of the Space Purchaser and the Electronics Purchaser and the Vendor agree to elect jointly in the prescribed form and manner under Section 22 of the Tax Act (and sections 184 and 185 of the Taxation Act (Quebec)) as to the sale of the accounts receivable and other assets that are referred to in subsection 2.1(f) hereof and described in Section 22 of the Tax Act (and section

184 of the Taxation Act (Quebec)) and to designate in such elections an amount equal to the portion of the Purchase Price allocated to such assets pursuant to
Section 3.5 as the consideration paid by the applicable Purchaser therefor.

3.9  Deferred Revenue Obligations

The Vendor and each of the Space Purchaser and the Electronics Purchaser agree to elect jointly pursuant to subsection 20(24) of the Tax Act and its equivalent provisions under applicable provincial Tax legislation (including section 157.10 of the Taxation Act (Quebec)) to have the rules in subsection 20(24) of the Tax Act (and the provincial equivalents thereof) apply in respect of amounts relating to obligations of the Vendor from the applicable Purchased Business that are described in paragraph 12(1)(a) of the Tax Act and that the applicable Purchaser assumes pursuant to this Agreement. The Vendor and each of the Space Purchaser and the Electronics Purchaser acknowledge that at Closing the Vendor will transfer to the applicable Purchaser, applicable Purchased Assets having a value equal to the amount of such obligations as consideration for the assumption thereof by that Purchaser.

3.10 Non-Competition Agreements

Each of the Space Purchaser and the Electronics Purchaser and the Vendor shall jointly elect in the prescribed form and manner, under proposed subsection 56.4(7) of the Tax Act (as released by the Department of Finance on July 18,
2005) and any applicable provision or proposed provision of the Taxation Act (Quebec) or any successor provisions thereto in respect of the Non-Competition Agreements and the Vendor shall file such elections and all required supporting documents (including a copy of the Non-Competition Agreements) with the appropriate Tax authorities.

                                    ARTICLE 4
                            ASSUMPTION OF LIABILITIES

4.1  Assumption of Certain Liabilities by the Purchasers

The Purchasers severally agree to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, all obligations and liabilities of the Vendor relating to the Purchased Businesses or the Purchased Assets purchased by each of them, other than Excluded Liabilities, existing, accrued or accruing (whether direct, indirect or contingent) as at the Time of Closing as set forth below (the "Assumed Liabilities"):

     (a) all the liabilities and obligations under or relating to the Assumed Contracts;

     (b) all liabilities and obligations under all letters of credit, surety bonds or performance bonds (including obligations to reimburse the issuer thereof for any payments made thereunder) issued to secure or ensure performance by the Vendor of its obligations or liabilities under any Assumed Contract comprising part of the Purchased Assets to the extent the same are set forth in the Schedules;

     (c) all licences, liabilities and obligations under or relating to the Licences comprising part of the Purchased Assets which are to be performed following the Closing to the extent that the Purchasers have the benefits of such Licenses (including pursuant to Section 2.3);

     (d) all trade and other accounts payable and other existing or accrued liabilities arising in respect of, or in the ordinary course of the Purchased Businesses (including, without limitation, trade payables owing by the Purchased Businesses to Affiliates of the Vendor or to any other division of the Vendor, capital lease payments, if any, taxes respecting Real Property, liabilities in respect of Permitted Encumbrances and unpaid, accrued or accumulated vacation pay and wages for Transferred Employees) to the extent the same are reflected in the Closing Net Receivables Statement;

     (e) all liabilities and obligations under or relating to the Permitted Encumbrances (other than the Permitted Encumbrances identified in Schedule 38) which are to be performed following the Closing;

     (f) all liabilities for capital leases for periods following the Closing and any such pre-Closing liabilities to the extent reflected on the Closing Net Receivables Statement and all indebtedness to Technologies Partnerships Canada payable following Closing (whether or not pre-Closing revenues or sales of the Vendor are used to determine whether amount are payable following Closing);

     (g) all liabilities and obligations arising out of or resulting from any breach or violation of Environmental Laws by or in respect of the Purchased Businesses or the Purchased Assets prior to or after Closing whether known or unknown except to the extent the same constitutes a breach of the representation and warranty set forth in Section 5.26 hereof;

     (h) all liabilities and obligations to Employees or former employees of the Purchased Business arising out of or relating to the Grievance Claim or any appeals therefrom or settlements thereof (collectively the "Grievance Claim Liabilities") which former employees are as set forth on Schedule 31;

     (i) all liabilities and obligations of the Vendor to Retirement Plan Participants under or pursuant to the Retirement Plan, subject as herein provided;

     (j) all liabilities and obligations of the Vendor under the Pension Plans, to Employees and former employees of the Vendor, including Excluded Employees, except SatNet Employees and SatNet Former Employees, subject as herein provided; and

     (k) all liabilities and obligations that the Purchasers have expressly assumed, or for which the Purchasers are expressly responsible, under this Agreement.

For greater certainty the liabilities in (g) shall be assumed by the Real Estate Purchaser and the liabilities in (h), (i) and (j) shall be assumed by the Space Purchaser.

4.2  Retained Liabilities

The Vendor shall remain liable for and shall pay, satisfy, discharge, perform and fulfil, the obligations and liabilities of the Vendor existing, accrued or accruing (whether direct or indirect, known or unknown) as at the Time of Closing other than the Assumed Liabilities (the "Excluded Liabilities") including without limitation:

     (a) any liability for Taxes payable, collectible or remittable by the Vendor in respect of the Purchased Businesses and the Purchased Assets in respect of the period prior to the Closing Date;

     (b) any liability owing to a lender of the Vendor, including without limitation, any bank overdrafts or bank indebtedness and any indebtedness or liabilities owing under any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money;

     (c)  all liability owing to Affiliates of the Vendor for cash advances;

     (d)  the Radarsat 2 Warranties;

     (e) any liability in respect of product liability, product warranty and other claims and obligations respecting products and services for which the Vendor is responsible pursuant to subsection 4.3(b) to the extent as provided in Section 4.3;

     (f) all obligations and liabilities whether before or after the Closing with respect to the Excluded Employees, other than as contemplated in Sections 4.1(i) and (j) provided that the Vendor shall be responsible for all contributions to be made to such plans for the Excluded Employees;

     (g) all long-term liabilities, other than capital leases and liabilities to Technologies Partnerships Canada to the extent assumed by the Purchaser under Section 4.1(f); and

     (h)  all obligations or liabilities under Completed Contracts.

4.3  Product Liability and Warranty Obligations

     (a) The Space Purchaser shall not assume and the Vendor shall be solely responsible for the Radarsat Warranties, whether known or unknown. Notwithstanding anything contained herein to the contrary, the Purchasers shall have no right to make any claim against the Vendor for a breach of any representation and warranty herein with respect to the Radarsat-2 Subcontract.

     (b) Without in any way limiting Section 4.1, the Purchasers shall not assume, and the Vendor shall be solely responsible for and shall indemnify and hold harmless the applicable Purchaser to the extent as provided in Section 4.3(c) from and against any and all Losses arising out of or resulting from any product liability, product warranty and other claims, liabilities and obligations respecting products delivered and/or services provided by the Vendor in connection with the Purchased Businesses up to Closing (other than in connection with the Radarsat-2 Subcontract (which is dealt with under Section 4.3(a)) whether such Losses arise before or after the Time of Closing and whether known or unknown as of the Time of Closing, including under any Completed Contract.

     (c) Notwithstanding anything contained herein to the contrary, the applicable Purchaser may if the applicable Purchaser, acting reasonably, determines in good faith to do so for valid business reasons, and shall if requested to do so in writing by the Vendor, satisfy or perform any applicable product warranty obligation of the Vendor as set forth in (a) and (b), not assumed by the applicable Purchaser, including under the Radarsat-2 Warranties, provided however that, in either case, the applicable Purchaser shall first provide the Vendor with an opportunity to assess the claim and comment on its validity, the proposed response by the applicable Purchaser and the applicable Purchaser's cost estimate for satisfying or performing such warranty which cost shall be determined at the then applicable PWGSC rates. In any such case, provided such obligation was a valid and enforceable obligation or liability of the Vendor and the claim in respect thereof was valid, to the extent such amount is payable by the Vendor under Section 4.3(b) and to the extent that such amounts are in excess of CDN$116,970 (the "4.3 Threshold Amount"), the Vendor shall reimburse the applicable Purchaser forthwith following demand by the applicable Purchaser for costs incurred by the applicable Purchaser in satisfying such obligations or satisfying any warranty claim at the then applicable PWGSC rates. Any costs of materials or equipment required to be provided hereunder will be paid for at the direct costs of the applicable Purchaser without any mark-up. For greater certainty it is understood that the Purchaser will be responsible for the cost of all claims under Sections 4.3(b) up to a maximum of the 4.3 Threshold Amount and the costs of all such claims under Section 4.3 in excess thereof shall be paid by the Vendor.

     (d) Except as set forth in this Section 4.3, the applicable Purchaser shall assume, satisfy, discharge, perform and fulfill, at its sole cost, from and after the Time of Closing all product warranty or replacement claims against the Vendor or the applicable Purchaser under or in respect of all Operating Contracts acquired by such Purchaser. Furthermore, the Vendor shall not be responsible for, and the applicable Purchaser shall be solely responsible for and shall indemnify and hold harmless the Vendor from and against any and all Losses arising out of or resulting from any product liability, product warranty and other claims and obligations respecting products delivered and/or services provided by the applicable Purchaser in connection with Assumed Contracts after the opening of business on the Closing Date (including work performed or products produced following Closing to complete unfinished Inventory).

     (e) Notwithstanding the foregoing but subject to Section 4.3(a), nothing contained in this Section 4.3 shall affect the rights of the applicable Purchaser under

          Article 13 hereof in respect of any Losses suffered or incurred by it as a result of or arising out of any inaccuracy of any representation or warranty of the Vendor hereunder provided, however, that the applicable Purchaser shall not be entitled to recover more than the amount of its Loss in respect of any one claim or circumstance.

     (f) It is acknowledged that MDA is a customer of the Vendor. For greater certainty, references to Losses of the applicable Purchaser in this section 4.3 shall refer solely to Losses suffered by the Space Purchaser as successor to the Space Business and not to any Losses suffered by MDA or the Space Purchaser as a customer of the Vendor unless the Vendor would otherwise have been responsible to the Space Purchaser or MDA for such Losses at law or under Contract or herein.

     (g) For greater certainty, the provisions of Sections 13.4 to 13.9 inclusive, shall apply mutatis mutandis to any indemnity claim pursuant to this Section 4.3.

4.4  Payment for Reimbursement of Certain Liabilities

     (a) The Space Purchaser and the Vendor shall on Closing establish an escrow account (the "Severance Liabilities Account") with Farris, Vaughan, Wills & Murphy LLP, (the "Escrowholder") pursuant to an escrow agreement to be enetered into on Closing (the "Escrow Agreement") for the purpose of:

          (i)  satisfying Grievance Claim Liabilities; and

          (ii) satisfying severance or termination liabilities arising from the termination of employment by the Space Purchaser of any Employees;

     in both cases to the extent incurred up to the date that is 18 months after the Closing Date (the "Severance Termination Date") (the liabilities in (i) and (ii) above being collectively referred to as the "Severance Liabilities").

     On the Closing Date and on or before 4 Business Days following written notice from the Escrowholder to each of the Space Purchaser and the Vendor that the Severance Liabilities Account has less than CDN$100,000 remaining therein, each of the Vendor and the Space Purchaser will pay to the Escrowholder for deposit into the Severance Liabilities Account CDN$584,850 with the last written notice by the Escrowholder to be for CDN$292,425. Notwithstanding the foregoing, each of the Vendor and the Space Purchaser shall not be requested by the Escrowholder to pay more than CDN$1,462,125 in the aggregate for the Severance Liabilities Account and in no event shall the obligations of the Vendor in respect of the Severance Liabilities exceed CDN$1,462,125. The Severance Liabilities Account will be used to pay the Severance Liabilities incurred by the Space Purchaser to the Severance Termination Date. The Escrowholder will pay to the Space Purchaser 4 Business Days after receipt by the Escrowholder of a written request from the Space Purchaser (the "Written Request") for funds from the Severance Liabilities Account (which request shall detail the Severance Liabilities incurred) and which Written Request has been delivered by the Space Purchaser to the Vendor, unless the Escrowholder and the Space Purchaser have received within such 4 Business Days a written notice (the "Objection Notice") from the Vendor objecting to that Written Request. If an Objection Notice is received by the Escrowholder and the Space Purchaser, the Vendor and the Space Purchaser shall in good faith resolve any issues with respect thereto and such funds shall only be released from escrow upon the receipt by the Escrowholder of a written notice signed by both the Vendor and the Space Purchaser authorizing the release of the funds as specified in the joint written notice. Any amounts remaining in the Severance Liabilities Account after the Severance Termination Date will be returned in equal amounts to the Vendor and the Space Purchaser. Interest on the monies in the Severance Liabilities Account will be shared equally between the Vendor and the Purchaser and the costs of the Escrowholder will be borne by the Space Purchaser. The Space Purchaser will provide access to the Vendor to the books and records of the Space Purchaser relating to the Severance Liabilities so that the Vendor may audit same.

     (b) The Vendor shall pay to the Space Purchaser upon request on or after December 31, 2006 an amount equal to 50% of the excess, if any, of the APBO of the Retirement Plan as at December 31, 2006 as determined by Mercer Human Resource Consulting as herein provided, over CDN$8.8 million, up to a maximum payment of CDN$584,850. The Space Purchaser shall request Mercer Human Resource Consulting to prepare an estimate of the APBO as at December 31, 2006 for the Retirement Plan (assuming no increase in benefits following Closing and in respect only of those persons who are Retirement Plan Participants at Closing), such APBO to be prepared in accordance with the terms of the Retirement Plan, and using the same assumptions as set out in Schedule 35, as were used by Mercer Human Resource Consulting and the Vendor in calculation of the APBO as of December 31, 2004, except that for the discount rate and any other assumptions that are required by the Retirement Plan, Applicable Law or actuarial standards to be determined as of the date of calculation, the assumptions so required by the Retirement Plan, Applicable Law or actuarial standards shall be used. The Space Purchaser shall provide the Vendor with a copy of the APBO report so prepared at the time of requesting payment.

4.5  Bulk Sales Legislation

The parties hereby waive compliance with any applicable bulk sales legislation; provided however that the Vendor shall indemnify and save harmless each of the Purchasers from and against all losses suffered or incurred by any Purchaser as a result of such non compliance except to the extent such Losses arise from a Purchaser's failure to satisfy or discharge any Assumed Liabilities or other liabilities or obligations assumed by it hereunder.

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchasers as follows and acknowledges that the Purchasers are relying on such representations and warranties in connection with their purchase of the Purchased Assets as of the date of execution of the Agreement and as of the Closing Date.

5.1  Organization

The Vendor is a corporation validly subsisting under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its property, to carry on the Purchased Businesses as now being conducted by it and to enter into this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder.

5.2  Authorization

This Agreement and each of the Other Agreements has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchasers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3  No Other Agreements to Purchase

No person other than the Purchasers have any written or oral agreement or option or any right or privilege (whether by law, pre emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders for the sale of Inventory accepted by the Vendor in the ordinary course of the Purchased Businesses.

5.4  No Violation

The execution and delivery of this Agreement and the Other Agreements by the Vendor and the consummation of the transactions herein provided for will not result in:

     (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

          (i) any Contract to which the Vendor is a party or by which it is or the Purchased Assets are bound except for (I) consents required to assign to the Purchasers the Material Contracts all as set forth on Schedule 17 (II) consents required to assign to the Purchasers other Assumed Contracts not comprising Material Contracts and (III) requirements in Contracts with Bank of America, National Association (Canada branch) and G.E. Canada Finance Holding Company and (IV) consents required to transfer any rights to Customer-Owned Assets including those assets owned by NASA;

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                                       34


          (ii) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders or any unanimous shareholder agreement of the Vendor;

          (iii) any judgment, decree, order, writ, injunction or award of any court, governmental body or arbitrator having jurisdiction over the Vendor;

          (iv) any material Licence held by the Vendor or necessary to the operation of the Purchased Businesses; or

          (v) any Applicable Law the breach or violation of which would materially adversely affect the transactions contemplated hereby or the Purchased Businesses as presently being conducted other than bulk sales legislation relating to the sale of the Purchased Assets; nor

     (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.5  Sufficiency of Purchased Assets

Except for the Excluded Assets and the customer owned and supplied property described in Schedule 6 (the "Customer Owned Assets"), the Purchased Assets owned or leased by the Vendor are all of the assets used by the Vendor in the Purchased Businesses and are sufficient to carry on the Purchased Businesses as presently being conducted. For greater certainty the EMS IP, the Other IP and the Licensed IP, other than any Excluded Assets, are all the Intellectual Property Rights that are necessary for the operation of the Purchased Business as presently being conducted. Except as contemplated in Section 2.3, the Purchaser will after the Time of Closing have the right to use the Customer Owned Assets to the same extent as held by the Vendor prior to the Time of Closing. Except for Excluded Assets or assets sold in the ordinary course, all assets reflected in the Financial Statements form part of the Purchased Assets. All the material tangible assets of the Purchased Businesses are situate at the locations set out in Schedule 12. Neither Holdings nor Skybridge own any assets which are used in or for the Purchased Businesses.

The Vendor in connection with the Purchased Businesses does not own, or have any agreements to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interest in any person that carries on all or any portion of the Purchased Businesses currently carried on by the Vendor or any business similar to such Purchased Businesses.

There are no shares in the capital of, or other equity or proprietary interests, in any person that form part of the Purchased Assets.

5.6  Title to Personal and Movable Properly

The Vendor legally and beneficially owns all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

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                                       35


5.7  Real and Immovable Property

Schedule 3 sets forth the municipal addresses and complete and accurate legal descriptions of all of the real and immovable property that is used in connection with the Purchased Businesses and of which the Vendor is the beneficial and registered owner (the "Real Property") and the municipal addresses of all such property that is leased by the Vendor (the "Leased Property"). There is no other real property used in or by the Purchased Business other than the Real Property and the Leased Property. The Vendor has not agreed to acquire any real or immovable property or any interest in any real or immovable property which is used in connection with or otherwise relating to the Purchased Business other than the Real Property and the Leased Property.

5.8  Idem

Except as set forth on Schedule 3, all buildings, structures, improvements and appurtenances situate on the Real Property or comprising the Leased Property, to the knowledge of the Vendor, do not require material repairs or replacement to satisfy the purposes for which they are currently being used. The Vendor has adequate rights of ingress and egress for the operation of the Purchased Business in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches in any material respect on any property owned by others. Without limiting the generality of the foregoing:

     (a) the Real Property, the Leased Property, the current uses thereof and the conduct of the Purchased Business comply in all material respects with all regulations, statutes, enactments, laws and by laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction and fire (but excluding Environmental Laws which are covered by the representation and warranty contained in Section 5.26); and

     (b) no material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Real Property or the Leased Property, or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works comprising part of the same by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor has not received any written or oral notification of any such outstanding work being ordered, directed or requested, other than those that have been complied with.

5.9  Leased Property

The Vendor is not a party to any lease or agreement to lease or sublease in respect of any real or immovable property used in connection with or otherwise relating to the Purchased Businesses, whether as lessor or lessee or sublessor or sublessee, other than the leases and subleases (the "Leases") described in
Schedule 3 relating to the Leased Property. Schedule 3 sets out the parties to and dates of each of the Leases and any amendments thereto. Except as described in

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                                       36


Schedule 3, the Vendor occupies the Leased Property and, subject to the terms and conditions of the relevant Leases, has the exclusive right to occupy and use the Leased Property. Except as set forth in Schedule 3, each of the Leases is in good standing and in full force and effect, and neither the Vendor nor, to the knowledge of the Vendor, any other party thereto is in breach of any material covenants, conditions or obligations contained therein. The Vendor has made available a true and complete copy of each Lease and all amendments thereto to the Purchaser.

5.10 Inventories and Machinery, Equipment

     (a) The value of all inventory items relating to the Purchased Businesses have been recorded at the lower of cost or net realizable value and otherwise in accordance with generally accepted accounting principles applied on a basis consistent with the Vendor's past practice.

     (b) To the Vendor's knowledge, all machinery and equipment forming part of the Purchased Assets and used in the current operations of the Purchased Business, are in good operating condition, normal wear and tear excepted, except for circumstances which would not have a Material Adverse Effect.

5.11 Accounts Receivable

All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Purchased Businesses are bona fide, have been reflected on the books of the Vendor in accordance with generally accepted accounting principles, and to the Vendor's knowledge, except as set forth in
Schedule 7 are not subject to any set off, counterclaim or disputes.

5.12 Intellectual Property Rights

     (a) Schedule 10 contains a list of all EMS IP that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority within a jurisdiction in which the Purchased Businesses is conducted at any time ("Registered EMS IP"). Schedule 10 lists all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Registered EMS IP, and any actions that must be, but have not been, taken prior to February 28, 2006 for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered EMS IP, including the payment of any registration, maintenance or renewals fees or the filing of any applications or responses to office actions, documents, applications or certificates.

     (b) Each item of Registered EMS IP is, to the knowledge of Vendor, valid and enforceable and will continue to be valid and enforceable as of the Closing Date, all necessary registration, maintenance and renewal fees due at the Closing or within ninety days thereafter in connection with Registered EMS IP have been made, and all necessary documents, recordations and certificates in connection with Registered EMS IP have been filed with the relevant patent, copyright, trademark or other authorities in Canada and the United States, as the case may be, for the purposes of prosecuting, perfecting and maintaining Registered EMS IP in the intended jurisdictions. To the knowledge of the Vendor, there exist no information, materials, facts, or circumstances, including any information or fact that would constitute prior art that would render any of the Registered EMS IP invalid or unenforceable, or that would materially adversely affect any pending application for any Registered EMS IP, and neither the Vendor nor any Affiliate or has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered EMS IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Registered EMS IP.

     (c) The Vendor has agreed to, and has assumed, obligations or duties to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any liability with respect to the infringement or misappropriation of any Intellectual Property Rights pursuant to most of the Operating Agreements.

     (d) Neither the Vendor nor the Purchasers has knowledge of any facts or circumstances that would render the EMS IP unusable in the Purchased Businesses as currently conducted and as contemplated to be conducted immediately prior to the Closing.

     (e) The sale, transfer and assignment of the EMS IP or the purchase by the applicable Purchaser of the EMS IP will not result in or otherwise impose any royalty or license fee payment obligation on the applicable Purchaser or the violation of any third person's rights, other then for royalties pursuant to agreements with Technologies Partnership Canada.

     (f) The sale, transfer and assignment of the EMS IP to the applicable Purchaser will not violate any Applicable Law.

     (g) To the knowledge of the Vendor, neither the use of the EMS IP nor the operation of the Purchased Businesses as currently conducted and as contemplated to be conducted immediately prior to the Closing will violate or infringe the rights of any third person or result in infringement by the Vendor or any of its customers, of any Intellectual Property Rights of any third person as of the Closing Date. As of the Closing Date, the Vendor has not received notice or knowledge of facts sufficient to form any reason to believe that the use of the EMS IP, or the operation of the Purchased Businesses, infringes the Intellectual Property Rights of any third party.

     (h)  The Vendor is the exclusive owner of all EMS IP.

     (i) The Vendor has taken reasonable steps to protect its rights in its Know-How, confidential information and Trade Secrets, EMS IP and any Intellectual Property Rights of third parties provided to the Vendor under an obligation of confidentiality. Without limiting the foregoing, the Vendor has caused each current and former Employee and each contractor who has been involved in the development of any EMS IP to be bound by confidentiality obligations with respect thereto.

5.13 Insurance

Schedule 14 identifies all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Vendor on the Purchased Assets or personnel as of the date hereof. Schedule 14 sets forth a list of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets, true and complete copies of which have been provided t MDA, and a summary of all insurance claims made in the last three years.

5.14 No Expropriation

No part of the Purchased Assets has been taken or expropriated by any federal, provincial, municipal or other authority, nor has any notice or proceeding in respect thereof been given to the Vendor, threatened or commenced, nor is the Vendor aware of any intent or proposal to give any such notice or commence any such proceedings.

5.15 Contracts

Schedules 3, 7, 8, 10, 32 and 34 set forth all of the following Contracts to be assumed by and acquired by any of the Purchasers:

     (a) all distributor, sales, advertising, agency or manufacturer's representative Contracts;

     (b) all collective bargaining agreements or other Contracts with any labour union;

     (c) all continuing Contracts for the purchase of materials, supplies, equipment or services (other than Contracts for capital expenditures) involving more than $100,000 in respect of any one such Contract;

     (d) all employment or consulting Contracts or any other Contracts with any of the non-unionized Employees or any consultant in excess of $100,000 per annum for a fixed term or providing for specified notice (or pay in lieu) in the case of termination without cause;

     (e) all trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contracts for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles except where it constitutes an Excluded Liability;

     (f)  all Contracts for capital expenditures in excess of $50,000;

     (g) all Contracts pursuant to which the Vendor is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that involves an annual rental in excess of $25,000;

     (h) all non competition or similar Contracts (whether the Vendor is a beneficiary or obligor thereunder);

     (i) all material licence agreements that relates in whole or in part to any EMS IP forming part of the Purchased Business;

     (j) all agreements of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitments with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person, except for cheques endorsed for collection in the ordinary course of the applicable Purchased Business and except where it constitutes an Excluded Liability;

     (k) all Operating Contracts in excess of $1 million (other than for proposals which upon acceptance do not create a legally binding obligation on the Vendor or which are just rough order of magnitude proposals), including Operating Contracts in excess of $1 million where delivery has been made but formal acceptance, if required under the Contract has not occurred or where a warranty obligation continues;

     (l) all other Contracts (other than Contracts of the types (ignoring thresholds) referred to in paragraphs (a) to (k) above, and other than for proposals which upon acceptance do not create a legally binding obligation on the Vendor or which are just rough order of magnitude proposals), in excess of $100,000 that expire, or may expire if the same is renewed or extended at the option of any person other than the Vendor, more than 1 year after the date of this Agreement; or

     (m) all Contracts entered into by the Vendor other than in the ordinary course of the Purchased Businesses;

     (collectively, the "Material Contracts").

Except as set out in Schedule 7, the Vendor has performed in all material respects all of the obligations required to be performed by it (including milestone and delivery obligations) and is entitled to all benefits under, and is not in default or alleged to be in default in any material respect of, any Material Contract relating to the Purchased Businesses or Purchased Assets to which it is a party or by which it is bound. To the knowledge of the Vendor, all sub-contracts under any Material Contract are in good standing and no sub-contractor is in default thereunder in any material respect. The books of the Purchased Businesses reflect all holdbacks under and there are no material claims alleged or threatened against the Vendor with respect to any Material Contracts. There are no Operating Contracts that are "cost plus contracts" that have a variable daily or hourly rate for the calculation of the billings to the customer thereunder or are subject to a retroactive rate adjustment. To the knowledge of the Vendor, all Material Contracts are in good standing and in full force and effect and no other party thereto is in material breach of any covenants, conditions or obligations contained therein.

Except as set out in Schedule 7, the Vendor has performed in all material respects all of the obligations to be performed by it and is not in default or alleged to be in default under any Contract or Permitted Encumbrance which is not a Material Contract (collectively the "Other Contracts") comprising part of the Purchased Assets, except for defaults or instances of non-performance which do not, or will not constitute a Material Adverse Effect. To the knowledge of the Vendor all such other Contracts are in good standing and in full force and no other party thereto is in breach of any covenants, conditions or obligations contained therein except for circumstances which do not in the aggregate constitute a Material Adverse Effect.

5.16 Compliance with Laws; Governmental Authorization; Government Programs

Except for the matters addressed in Section 5.26 (which are represented and warranted therein and except as set forth on Schedule 26), the Vendor has complied with all Applicable Laws applicable to the Purchased Businesses or the Purchased Assets including without limitation PIPEDA, pay equity laws, all applicable export and import laws in Canada or the United States and in particular, where applicable, has complied with, and there have been no infraction of, the Control Goods Program or International Traffic in Arms Regulations (the "Export Laws"), except where such non compliance does not constitute a Material Adverse Effect. All representations made under any Assumed Contract or Completed Contract to Technologies Partnership Canada or with respect to any DIPP grant by the Vendor have been true and correct and all payments due or accrued for any activities of the Vendor up to Closing have been made in accordance with the required guidelines and no royalty is currently payable under any Government of Canada program arising from product sales or deliveries prior to Closing Date it being understood that prior sales or revenues of the Vendor will be taken into account to determining future payments under such program. Schedule 9 sets out a complete and accurate list of all government or regulatory licences, permits, approvals, consents, certificates, registrations and authorizations held by or granted to the Vendor which are material to the conduct of the Purchased Businesses (the "Licences"), and there are no other material such licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Purchased Businesses as presently carried on by the Vendor or to own or lease any of the Purchased Assets. Each Licence is valid, subsisting and in good standing and the Vendor is not in default or breach of any Licence in any material respect, and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Licence. The Vendor has made available a true and complete copy of each Licence and all amendments thereto to the Purchasers.

5.17 Consents and Approvals

There is no requirement on the part of the Vendor to make any filing with, give any notice to or to obtain any Licence from any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications and Licences described in Schedule 16 or that relate solely to the identity of the Purchaser or ComDev, as applicable or the nature of any business carried on by the Purchasers or ComDev, as applicable. There is no requirement under any Material Contract relating to the Purchased Businesses or Purchased Assets to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 17.

5.18 Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles (including for greater certainty as described in Section 1.5) applied on a basis consistent with prior periods (except as set forth in Schedule 23 and except that there are no notes to such financial statements), and present fairly, in all material respects, the assets, liabilities, financial position and results of operations of the Purchased Businesses as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Purchased Businesses for the respective periods covered by the Financial Statements.

5.19 Books and Records

The books and records of the Vendor accurately, fairly and correctly set out and disclose, in all material respects, all financial transactions of the Vendor relating to the Purchased Businesses for the periods noted therein.

5.20 Absence of Changes

Since June 30, 2005, except as disclosed in Schedules 7 and 21, the Purchased Businesses have been carried on only in the ordinary course consistent with past practice and there has not been:

     (a) any change in the financial condition, properties, assets, business, liabilities or operations of each of the Purchased Businesses taken as a whole which would result in or could reasonably be expected to result in a Material Adverse Effect;

     (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets which would result in or could reasonably be expected to result in a Material Adverse Effect;

     (c) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Businesses, other than those incurred in the ordinary course of the Purchased Businesses and consistent with past practice;

     (d) any payment, discharge or satisfaction of any material Encumbrance, liability or obligation of the Vendor in relation to the Purchased Businesses or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than Excluded Liabilities and other than payments in the ordinary course of business consistent with past practice;

     (e) any labour trouble affecting the Purchased Businesses or the Purchased Assets which would result in or could reasonably be expected to result in a Material Adverse Effect;

     (f) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets, other than (i) Permitted Encumbrances and (ii) sales of inventory to customers in the ordinary course of the Purchased Businesses;

     (g) any increase in the compensation of employees of the Vendor employed in the Purchased Businesses (including, without limitation, any increase pursuant to any Employee Plan except as may be required by the terms of any Employee Plan), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $50,000 or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Vendor in relation to the Purchased Businesses, other than changes pursuant to the collective bargaining agreement recently negotiated with the engineer's union or except with the Purchaser's approval, involve a compensation or benefits adjustment of less than 3.5% of the base annual salary for any individual employee;

     (h) any capital expenditures or commitments in respect of capital expenditures relating to the Purchased Businesses or Purchased Assets in excess of $250,000 in the aggregate;

     (i) any forward purchase commitments in excess of the requirements of any Purchased Businesses for normal operating inventories or at prices materially higher than the current market prices;

     (j) any forward sales commitments other than in the ordinary course of any Purchased Business;

     (k) any change in the accounting practices followed by the Vendor in relation to the Purchased Businesses;

     (l) any change adopted in the depreciation or amortization policies or rates;

     (m) any material change in the credit terms offered to customers of, or by suppliers to, the Purchased Businesses.

5.21 Non Arm's Length Transactions

With respect to the Purchased Businesses, except as set forth in Schedule 27:

     (a) the Vendor has not since January 1, 2005 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any Employee or, to the knowledge of the Vendor, any other person not dealing at arm's length with the Employee, except as reflected in the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Businesses; and

     (b) except for Contracts of employment, the Vendor is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or to the knowledge of the Vendor any Affiliate or Associate of any of the foregoing in connection with the Purchased Businesses.

5.22 Taxes

There are no outstanding liabilities for Taxes payable, collectible or remittable by the Vendor, whether assessed or not, which may result in a material Encumbrance on or other claim against or seizure or sale of all or any part of the Purchased Assets or would otherwise adversely affect the Purchased Businesses or would result in a Purchaser becoming liable or responsible therefor. To the knowledge of the Vendor, there are no actions, suits, proceedings, investigations or claims pending or threatened against the Vendor in respect of Taxes which may result in a Encumbrance on or other claim against or seizure or sale of any of the Purchased Assets or liability or responsibility on the part of a Purchaser for Taxes payable, collectible or remittable by the Vendor. The Vendor has withheld from all remuneration (including taxable benefits) of employees of the Purchased Businesses all Taxes and other deductions required to be withheld therefrom, and has remitted the same to the proper Tax or other receiving authority within the time required under applicable legislation.

5.23 Litigation

Except as described in Schedule 15, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor) pending, or, to the knowledge of the Vendor, threatened or anticipated against or affecting the Vendor or the Purchased Businesses at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator, arbitration board or mediator and which do or could pertain to the Purchased Businesses or the Purchased Assets or could affect the ability of the Vendor to perform its obligations hereunder. The Vendor is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. The Vendor is not a plaintiff or complainant in any action, suit or proceeding with respect to the Purchased Businesses.

5.24 Residency

The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

5.25 GST/QST Registration

The Vendor is a registrant for purposes of the ETA whose registration number is 86748 0857 RT00002 and is a registrant for the purposes of the Act respecting the Quebec Sales Tax whose registration number is 1022024571-TQ0001.

5.26 Environmental

     (a)  Except as disclosed in Schedule 18:

          (i) The Purchased Businesses, the Real Property, the Leased Property and the Purchased Assets have, since January 1, 2000, been and are in compliance, in all material respects, with all Applicable Laws ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the use, storage, disposal, discharge, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, caustic, dangerous goods, toxic or hazardous wastes or substances ("Hazardous Substances").

          (ii) The Purchased Businesses have not used or permitted to be used since January 1, 2000, except in compliance, in all material respects, with all Environmental Laws, the Real Property or the Leased Property to store, deposit, dispose of or handle any Hazardous Substance.

          (iii) To the knowledge of the Vendor, the soil and subsoil, and the surface and ground water in, on or under the Real Property or Leased Property do not contain any Hazardous Substances in breach of Environmental Laws, nor, to the knowledge of the Vendor, do the Real Property or Leased Property contain any underground storage tanks; all Hazardous Substances which have been or are being treated or stored on the Real Property or Leased Property by the Vendor have been generated, treated and stored in compliance in all material respects with Environmental Law.

          (iv) None of the Real Property or the Leased Property are insulated with urea formaldehyde insulation and none of the Real Property or the Leased Property contain asbestos or PCBs.

          (v) The Vendor in connection with the Purchased Businesses has not caused or permitted since January 1, 2000, except in material compliance with all Environmental Laws, the emission, release, spill, deposit or discharge of any Hazardous Substance, and the Vendor is not aware of any Hazardous Substance on, in, under, or migrating from the Real Property or the Leased Property. All Hazardous Substances and all other wastes and other materials used in whole or in part by the Purchased Businesses have been, since January 1, 2000, disposed of, transported and stored by the Vendor in compliance in all material respects with all Environmental Laws.

     (b) The Vendor has delivered to the Purchasers true and complete copies of all environmental audits, evaluations, assessments, studies or tests prepared by third parties and the most recent comprehensive internally prepared report which it has in its possession relating to the Purchased Businesses, the Real Property, the Leased Property and their use which are or with reasonable efforts could be within the possession or control of the Vendor. The Vendor is not aware of the existence of any such audits, evaluations, assessments, studies, tests or reports conducted or prepared since January 1, 2000 that are not within the possession or control of the Vendor.

5.27 Customers and Suppliers

Schedule 19 sets out the major customers, suppliers and strategic partners of the Purchased Business (being those customers and suppliers of the Purchased Businesses accounting for more than 10% of sales of the Purchased Businesses for the period January 1, 2004 to May 28, 2005) and all strategic partners and there has been no material adverse change in the Vendor's business relationship with any major customer or supplier or group of major customers or suppliers or any of the strategic partners identified in Schedule 19. The Vendor has not received any notice from or believes that any such customer, supplier or strategic partner is contemplating any materially adverse changes in its relationship with the Purchased Businesses. For the purposes of this Section 5.27 "strategic partner" means a party to a material teaming agreement or joint venture agreement in connection with a Purchased Business.

5.28 Employee Plans

Schedule 8 identifies each retirement, pension, bonus, stock purchase, stock option, profit sharing, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Vendor relating to the Purchased Businesses or the Purchased Assets for the benefit of employees or former employees of the Vendor other than Statutory Plans (the "Employee Plans") and except as set forth in Schedule 8 a complete copy of each Employee Plan has been made available to the Purchaser. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. Except as set forth in Schedule 8 no improvements to the benefits provided under the Employee Plans have been promised by the Vendor and no amendments or improvements to any Employee Plan will be made or promised by the Vendor prior to the Closing and no amendments have been made to the Pension Plans since January 1, 2005. The Pension Plans are in the funding and solvency position set out in Schedule 35 which is the most recent triennial valuation date for each Pension Plan. The Vendor is in compliance with the funding requirements under Applicable Laws to the Closing Date and is otherwise in compliance in all material respects with all Applicable Laws with respect thereto and in accordance with the plan text. The obligations for the Retirement Plan and obligations and funding for the Pension Plans as set out in the next recent triennial calculation of such plans have been calculated in accordance with Applicable Laws and the texts of such plans, using assumptions referred to in Schedule 35. The Vendor believes that such assumptions are reasonable for the purposes of such calculations as of and in circumstances prevailing at the date they were made and/or prescribed by Applicable Law. The assumptions as used by Mercer Human Resource Consulting in their calculation of the APBO as at December

31, 2004 are determined in accordance with the summary of actuarial methods and assumptions set out in Schedule 35 and reflect the then current facts of the Purchased Businesses and the Retirement Plan and such actuarial methods and assumptions were determined in a manner consistent with those used in last audited calculation thereof and the financial statements of the Vendor disclosed to the Space Purchaser.

5.29 Collective Agreements

Except for the Collective Agreements or as described in Schedule 8, the Vendor has not made any Contracts with any labour union or employee association with or in respect of any of the Employees of the Purchased Businesses nor made commitments to or conducted negotiations with any such labour union or employee association with respect to any future agreements and, except as set out in
Schedule 8, the Vendor is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Vendor employed in the Purchased Businesses nor, to the knowledge of the Vendor, is there any certification of (or application for certification of) any such union with regard to a bargaining unit comprising any of the employees of the Vendor employed in the Purchased Businesses. Except as set out in Schedules 8 and 15, there are no grievances against the Vendor in respect of the Employees or the Purchased Businesses for which the Vendor has received written notice under any collective agreement.

5.30 Employees

Schedule 33 sets forth a list of all Employees including status, title, year of hire, current compensation and location.

Except as disclosed in Schedule 8 or 15, no notice has been received by the Vendor of any complaint filed by any of the employees employed in the Purchased Businesses by the Vendor against the Vendor claiming that the Vendor has violated the Labour Code, the Human Rights Act (or any applicable employee or human rights or similar legislation in Ontario or the other jurisdictions in which the Purchased Businesses is conducted) and, to the Vendor's knowledge, no complaint against the Vendor in respect of the Purchased Businesses is pending before any labour relations board, arbitrator or other adjudicator. There are no outstanding orders, and no notice has been received by the Vendor of charges, against the Vendor in respect of the Purchased Businesses or the Purchased Assets under the Occupational Health and Safety Act (Quebec) (or any applicable health and safety legislation in Ontario and in the other jurisdictions in which the Purchased Businesses are conducted). All levies, assessments and penalties made against the Vendor pursuant to the Industrial Accidents and Occupational Diseases Act (Quebec) (and any applicable workers' compensation legislation in Ontario and in the other jurisdictions in which the Purchased Businesses are conducted) have been paid by the Vendor and the Vendor has not been reassessed in respect of the Purchased Businesses in any material respect under any such legislation during the past five years.

5.31 Employee Accruals

All accruals for unpaid vacation pay for employees of the Purchased Business, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments in each case in respect of the Purchased Businesses have been reflected in the books and records of the Vendor.

5.32 Computer Systems, Etc.

     (a)  Schedule 34 sets out an accurate and complete list of all:

          (i) capitalized machinery and equipment constituting computer or communications hardware owned by or leased to the Vendor in connection with the Purchased Businesses (the "Computer Systems Hardware");

          (ii) computer software (including, where applicable, documentation, source code and back-ups) owned or used by or licensed to the Vendor in connection with the Purchased Businesses, whether stored on or off-site, excluding any computer software that is licensed to the Vendor under "shrink wrap" or "click-through" license terms or through other mass market distribution means (the "Computer Systems Software"); amd

          (iii) material contracts, agreements, leases and other legally binding instruments relating to Computer Systems Hardware and Computer Systems Software, including, without limitation, all relevant maintenance, extended warranty, software escrow, network service, service bureau, outsourcing and on-line service agreements and arrangements (the "Computer Systems Contracts").

     (b) Nothing in this Section 5.32 affects the generality or applicability of Sections 5.5, 5.10, 5.12, 5.15 and 5.17 insofar as they would otherwise include Computer Systems Hardware, Computer Systems Software and Computer Systems Contracts.

5.33 Costs to Complete, Etc.

The Vendor's estimates at completion, costs to complete or time to completion, margins, milestone invoicing summary, risk assessments and variances in respect of any or all of Operating Contracts of the Purchased Businesses or related reserves or provisions therefor, or the calculation of the same, as they may appear in the records of the Purchased Businesses or be reflected in any of the Financial Statements have been made in good faith in the ordinary course of the Purchased Businesses using procedures that meet the requirements of generally accepted accounting principles.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Purchasers as follows and acknowledges and confirms that the Purchasers are relying on such representations and warranties in connection with their purchase of the Purchased Assets, as of the date of execution of this Agreement and the Closing Date.

6.1  Organization

The Parent is a corporation validly subsisting under the laws of the State of Georgia and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2  Authorization

This Agreement has been duly authorized, executed and delivered by the Parent and is a legal, valid and binding obligation of the Parent, enforceable against the Parent by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3  No Violation

The execution and delivery of this Agreement by the Parent and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Parent under:

     (a)  any Contract to which the Parent is a party or by which it is bound;

     (b) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Parent;

     (c) any judgment, decree, order, writ, injunction or award of any court, governmental body or arbitrator having jurisdiction over the Parent the breach or violation of which would adversely affect the transactions contemplated hereby or impose liability on the Purchaser, the Purchased Businesses or the Purchased Assets; or

     (d)  any Applicable Law.

6.4  Consents and Approvals

There is no requirement for the Parent to make any filing with, give any notice to or obtain any Licence from any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 7
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, jointly and severally, represents and warrants to the Vendor and Parent as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets as of the date of execution of this Agreement and the Closing Date:

7.1  Organization

Each of the Purchasers is a corporation validly subsisting under the laws of Canada and has the corporate power to enter into this Agreement and the Other Agreements to which it is a party and to perform its obligations hereunder and thereunder.

7.2  Authorization

This Agreement has been duly authorized, executed and delivered by each of the Purchasers, and the Other Agreements to which it is a party will have been duly authorized, executed and delivered by each of the Purchasers, as applicable, and is and are legal, valid and binding obligations of the applicable Purchaser enforceable against the applicable Purchaser by the Vendor or the Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

7.3  No Violation

The execution and delivery of this Agreement by each of the Purchasers the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchasers under:

     (a) any Contract to which each of the Purchasers is a party or by which it is bound;

     (b) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of each of the Purchasers;

     (c) any judgment, decree, order, writ, injunction or award of any court, governmental body or arbitrator having jurisdiction over each of the Purchasers the breach or violation of which would adversely affect the transactions contemplated hereby or impose liability on the Vendor; or

     (d)  any Applicable Law.

7.4  Consents and Approvals

Except as set forth herein there is no requirement for a Purchaser to make any filing with, give any notice to or obtain any Licence from any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

7.5  Investment Canada

Each of the Purchasers is a Canadian within the meaning of the Investment Canada Act.

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                                       50


7.6  GST/QST Registration

Each of the Purchasers will be a registrant for purposes of the ETA and will be a registrant for the purposes of the Act respecting the Quebec Sales Tax within 3 Business Days of the date hereof and written notice thereof will be given to the Vendor:

                                    ARTICLE 8
                      REPRESENTATIONS AND WARRANTIES OF MDA

MDA represents and warrants to the Vendor and Parent as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets as of the date of execution of this Agreement and the Closing Date:

8.1  Organization

MDA is a corporation validly subsisting under the laws of Canada and has the corporate power to enter into this Agreement and the Other Agreements to which it is a party and to perform its obligations hereunder and thereunder.

8.2  Authorization

This Agreement has been duly authorized, executed and delivered by the Purchasers and MDA, and the Other Agreements to which it is a party will have been duly authorized, executed and delivered by MDA, as applicable, and is and are legal, valid and binding obligations of MDA enforceable against MDA by the Vendor or the Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

8.3  No Violation

The execution and delivery of this Agreement by MDA the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of MDA under:

     (a)  any Contract to which MDA is a party or by which it is bound;

     (b) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of MDA;

     (c) any judgment, decree, order, writ, injunction or award of any court, governmental body or arbitrator having jurisdiction over MDA the breach or violation of which would adversely affect the transactions contemplated hereby or impose liability on the Vendor; or

     (d)  any Applicable Law.

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                                       51


8.4  Consents and Approvals

Except as set forth herein, there is no requirement for MDA to make any filing with, give any notice to or obtain any Licence from any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1  Survival of Covenants, Representations and Warranties

To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing; provided, however, that:

     (a) the representations and warranties set out in Articles 5, 6, 7 and 8 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to subsections 11.1(a) and 11.2(a) (other than those contained in Sections 5.1, 5.2, 5.3 5.6 5.22, 5.24, 5.25, 5.26, 6.1, 6.2, 6.3, 7.1,
          7.2 and 7.3 and 8.1, 8.2 and 8.3) shall terminate on March 31, 2007;

     (b) the representations and warranties set out in Sections 5.1, 5.2, 5.3, 5.6, 6.1, 6.2, 6.3, 7.1, 7.2 and 7.3 and 8.1, 8.2 and 8.3 (and the
          corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to subsections 11.1(a) and 11.2(a)) shall terminate on September 30, 2012;

     (c) the representations and warranties set out in Sections 5.26 (and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to subsection 11.1(a)) shall terminate on September 30, 2012; and

     (d) the representations and warranties contained in Sections 5.22, 5.24 and 5.25 and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to subsection 11.1(a) shall survive until 30 days after the expiration of all applicable time periods for assessment, reassessment, liens and appeals relating thereto.

Any claim for breach of such representations and warranties, to be effective, must be asserted in writing on or prior to the applicable expiration time.

                                   ARTICLE 10
                                    COVENANTS

10.1 Access to Purchased Businesses and Purchased Assets

The Vendor shall forthwith make available to the applicable Purchaser and its authorized representatives (which for this Section shall include ComDev) and, if requested by a Purchaser, provide a copy of all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Businesses which are in its possession or control, except that the Vendor shall not be obligated to provide, and the Purchasers and their authorized representatives shall not be entitled to make, copies of technical data or drawings. The Vendor shall afford the Purchasers and their authorized representatives every reasonable opportunity to have reasonable access to the Purchased Assets and, subject to the consent of applicable third parties, if any, all other property and assets utilized in the Purchased Business provided that representatives of Space Business shall be permitted to attend at the Ste-Anne Premises and the Ottawa Premises and representatives of ComDev shall be permitted to attend at the Ottawa Premises during normal business hours or as otherwise reasonably requested after the date hereof and have access to the computer system equipment, proposals and books and records provided that same does not interfere with normal business operations of the Vendor. At the request of the applicable Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Businesses or any of the Purchased Assets or to enable the applicable Purchaser, or its authorized representatives (including ComDev) to obtain reasonable access to all files and records relating to any of the Purchased Assets maintained by governmental or other public authorities. The Vendor will make available to the Purchasers at their request, a true and complete copy of each Material Contract and all amendments thereto. At the applicable Purchaser's request, the Vendor shall co operate with the applicable Purchaser in arranging any such meetings as the applicable Purchaser should reasonably request with:

     (a) senior management and Employees as requested by the applicable Purchaser of the applicable Purchased Business or ComDev, in the case of the Electronic Business; and

     (b) the auditors, solicitors or any other professionals or consultants engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Businesses or Purchased Assets,

     (c)  any customers or suppliers of the Purchased Businesses,

provided that the Vendor shall be entitled, at its request, to attend and participate in any and all such meetings.

Notwithstanding the foregoing unless required pursuant to the Radarsat-2 Subcontract, the Vendor shall not be required to provide to any Purchaser, MDA or any authorized representatives any materials, strategies, advice or other information prepared or obtained in connection with any dispute with MDA.

Except as set forth in subsection 13.1(a) hereof, the exercise of any rights of inspection by or on behalf of the applicable Purchaser under this Section 10.1 shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder, which shall continue in full force and effect as provided in Section 9.1.

10.2 Delivery of Books and Records

At the Time of Closing, there shall be delivered to the applicable Purchaser by the Vendor all the books and records described in subsection 2.1(k). The Purchasers agree that they will preserve the books and records so delivered to it for a period of 6 years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto.

10.3 Conduct of Purchased Businesses and Other Matters Prior to Closing

Without in any way limiting any other obligations of the Vendor and the Purchasers hereunder, during the period from the date hereof to the Time of
Closing:

     (a) Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Businesses only in the ordinary course consistent with past practice, and the Vendor shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would result in a breach in any material respect of any representation, warranty, covenant or other obligation of the Vendor contained herein;

     (b) Notice of Certain Actions. The Vendor shall provide written notice to MDA if, since June 30, 2005, it has taken, or after the date hereof it takes, any of the following actions in respect of the Purchased
          Businesses:

          (i) hiring of new management or key employees or termination of existing management or key employees;

          (ii) incurring any encumbrances or expenses (capital or otherwise) which arise and which are outside the normal scope of the Purchased Businesses, or which are in excess of US$75,000;

          (iii) entering into any other new Contracts or amendments or modifications to Contracts, including but not limited to financing arrangements or real property leases, which are material to the Purchased Businesses or could affect any Material Contracts or any material liabilities of the Purchasers;

          (iv) changing the employee compensation, including bonuses, benefits, or share options, other than changes pursuant to the collective bargaining agreement recently negotiated with the engineer's union (provided that the Vendor shall not after the date hereof, make any other changes to Employee compensation without the consent of MDA, which consent shall not be unreasonably withheld); and

          (v) change any inter company allocations and/or assessments other than interest, lease or other payments made in the ordinary course of business and on a basis consistent with the prior period, and other than any such allocations or assessments relating to Excluded Liabilities.

          Upon the Vendor taking any of the actions set forth in this subsection
          (b) after the date hereof, the Vendor shall provide to the Purchasers if applicable, revised Schedule(s) to this Agreement disclosing such action and the applicable Schedules to this Agreement shall be deemed to be amended accordingly.

     (c) Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance regarding the Purchased Businesses or the Purchased Assets or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

     (d) Contractual Consents. Each of MDA, the Parent, the Vendor and the Purchasers shall use their respective reasonable efforts to give or obtain at or prior to the Time of Closing, the notices, consents and approvals described in Schedules 22, 28 and 29;

     (e) Preserve Business. The Vendor shall use its reasonable efforts to preserve intact the Purchased Businesses and Purchased Assets and to carry on the Purchased Businesses as currently conducted;

     (f) Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Businesses in the ordinary course of business in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor, written notice of which shall be given to the Purchasers;

     (g) Corporate Action. The parties shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Purchased Assets to the Purchasers and the execution and delivery of this Agreement, the Other Agreements and the other agreements and documents contemplated hereby and to cause all necessary meetings of their respective directors and shareholders to be held for such purpose;

     (h) Proposals. The Vendor will not make any proposals or respond to any requests for proposal or enter into any teaming agreements without permitting MDA an opportunity to review and comment on the same; and

     (i) Reasonable Efforts. Each of MDA, the Parent, the Vendor and the Purchasers shall use their respective reasonable efforts to satisfy the conditions contained in Sections 11.1 and 11.2.

10.4 Delivery of Conveyancing Documents

At Closing, the Vendor shall deliver to the Purchasers all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the respective Purchased Assets to the applicable Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

10.5 Delivery of Vendor's Closing Documentation

At Closing, the Vendor shall deliver to the Purchasers a certificate of status and two copies, certified by one of its senior officers as of the Closing Date, of the resolution authorizing the execution, delivery and performance by it of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchasers copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchasers, acting reasonably, may request (including, in the case of the Vendor, such conveyances, transfers and other documents as may be reasonably requested to convey the respective Purchased Assets to the applicable Purchaser).

10.6 Delivery of Purchasers' Closing Documentation

At Closing, each of the Purchasers shall deliver to the Vendor a certificate of good standing and two copies, certified by one of its senior officers as of the Closing Date, of the resolution authorizing the execution, delivery and performance by it of this Agreement and any documents to be provided by it pursuant to the provisions hereof. At Closing, each of the Purchasers shall also execute and deliver or cause to be executed and delivered copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

10.7 Employees

     (a) The Vendor agrees to provide the Purchasers, at least two Business Days and not more than 10 Business Days prior to the Closing Date, with (i) an up to date list of the names of the Employees, and (ii) a list of all persons who are employees of the Business and are receiving long-term disability payments (the "LTD Employees"). The Space Purchaser and the Electronics Purchaser agree that they shall between them, offer employment to all Employees, effective as at the Time of Closing, on terms and conditions of employment no less favourable in aggregate at the Time of Closing as are then applicable to each of such Employees, such offers to be made in writing at a time prior to the Closing Date (and prior to making such offer such Purchasers shall provide the Vendor with the proposed form of offer for its comments). Such offer shall include continued membership in the applicable Pension Plans and the Retirement Plan. All those Employees who accept the offers of employment to be made by the Space Purchaser and the Electronics Purchaser hereunder are called the "Transferred Employees". If any Employee who is offered employment by the Electronics Purchaser on the Closing does not accept that offer of employment, the Space

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                                       56


          Purchaser will offer that Employee employment on the terms as set forth above and as set out in Sections 10.9 and 10.10. Such Purchasers acknowledge and agree that effective as at the Time of Closing, such Purchasers shall become the employer of all applicable Employees covered by the terms of the Collective Agreements and shall assume all obligations thereunder (including without limitation the obligation, where applicable, to rehire laid off employees in the event of any applicable employee hirings).

          Save as provided in Sections 4.2 and 4.4(a), the Purchasers shall indemnify and hold harmless the Vendor from and against all Losses suffered or incurred by the Vendor as a result of, or arising directly or indirectly out of, in connection with or pursuant to any termination of employment by such Purchasers after the Closing Date of any Transferred Employees hired by them respectively. The Purchasers acknowledge and agree that they shall recognize the length of service of the Transferred Employees with the Vendor (and any predecessor owner of the Purchased Businesses) up to the Closing Date in respect of any termination of employment. No employee of the Purchased Businesses shall be entitled to any rights under this subsection 10.7(a) or under any other provisions of this Agreement.

     (b) The Vendor shall employ all of the employees currently employed in the Purchased Businesses until the Time of Closing, except for any employees who prior to the Time of Closing:

          (i)  are terminated for cause;

          (ii) are terminated with the applicable Purchaser's consent, which consent shall not be unreasonably-withheld;

          (iii) voluntarily resign; or

          (iv) retire.

          The Vendor shall not attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by the applicable Purchaser pursuant hereto.

     (c) Until such time that the applicable Purchaser, under Contract or Applicable Law, becomes obliged to provide employment to any LTD Employee, the Vendor shall reimburse the applicable Purchaser for all contributions made to a Pension Plan and all liabilities under the Retirement Plan in respect of any LTD Employee and the Vendor shall maintain the relevant disability insurance applicable to such LTD Employee.

10.8 Employee Plans

The Purchasers are not assuming, nor will it have any liability for, any Employee Plans of the Vendor, unless expressly set forth in Sections 4.1, 10.9 and 10.10.

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                                       57


10.9 Non-Pension Benefit Plans

     (a) The Space Purchaser shall establish benefit plans, other than Pension Plans which are dealt with in Section 10.10 (the "Benefit Plans"), including the Retirement Plan in order to comply with its obligations pursuant to Sections 4.1(i) and 10.7 to be in effect at the Closing Date. In the case of unionized Employees the Space Purchaser shall establish and maintain the Benefit Plans in compliance with the terms of the applicable Collective Agreement. In any event the Benefit Plans shall provide benefits (which benefits shall include a health care benefit, dental benefit, life insurance, short term disability, and long term disability and the Retirement Plan) substantially comparable to the benefits provided under the Employee Plans as at the Time of Closing for the Employees in respect of their employment by the Purchasers from and after the Time of Closing. For the purpose of determining the eligibility of an Employee for membership in or entitlement to benefits under the Benefit Plans and the Pension Plans:

          (i) the period of employment shall include employment with both the Vendor (and any predecessor owner of the Purchased Businesses) and the Purchasers and shall be deemed not to have been interrupted at the Time of Closing; and

          (ii) the period of membership shall include membership in both the Employee Plans and the Benefit Plans and shall be deemed not to have been interrupted at the Time of Closing;

     (b) The Space Purchaser shall cause the Benefit Plans to (i) immediately, and without any waiting period, be available to each Employee (and his or her eligible dependants) as of the Closing Date; (ii) waive any limitation of coverage of an Employee (and his or her eligible dependants) due to pre-existing conditions, and (iii) credit each Employee with all deductible payments and co-payments made by such Employee under the Employee Plans for the purpose of determining the extent to which any such Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under the Benefit Plans.

     (c) The Vendor shall remain liable for all obligations for benefit claims under the Employee Plans in respect of the Employees incurred prior to the Closing Date. The Purchasers shall be liable for all obligations for benefit claims in respect of the Employees incurred on or after the Closing Date. For purposes of this section, a benefit claim is deemed incurred: in the case of medical or dental benefits, when the services that are subject to the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and in respect of a long-term disability or workers compensation claim recurring after the Closing Date, the Vendor is liable for such recurring claim only if such recurring claim is accepted by the Vendor's insurer as a valid claim under the Employee Plans.

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                                       58


10.10 Pension Plans

     (a)  Restructuring of Pension Plans

          (i) The Vendor shall establish four new registered pension plans (the "SatNet Pension Plans") and related funds (the "SatNet Trusts"), each of which shall have an effective date that is on or before the Closing Date, subject to the approval of the Pension Regulator (the "Division Date") each resulting from the division of the four existing Pension Plans of the Vendor. Each SatNet Pension Plan shall cover, to the extent they would otherwise have been covered under the Pension Plans were it not for the division effected hereunder, all the SatNet Employees and SatNet Former Employees who participate in or who are in the process of satisfying the eligibility requirements for participation in the related Pension Plan but only, in the latter case, at such time that they effectively satisfy such eligibility requirements. Each SatNet Pension Plan as adopted by the Vendor and the benefits provided thereunder shall be substantially the same as the related Pension Plan as at the Division Date, without limiting the Vendor's right to amend the SatNet Pension Plans after the Division Date, or after the Division Date, to perform any other act or exercise any other right that the Vendor may have with respect to the SatNet Pension Plans.

          (ii) The provisions of Sections 10.10(a)(iii) through 10.10(a)(x) shall apply separately to each Pension Plan and related fund (the "Pension Trust"), and to each related SatNet Pension Plan and SatNet Trust, as the case may be, with respect to the SatNet Employees and SatNet Former Employees who on the Division Date had rights under the Pension Plans.

          (iii) Subject to and upon the transfer of the Agreed Amount or the Regulatory Amount, as applicable (as those terms are defined below), the Vendor and the SatNet Pension Plan shall assume the pension liabilities accrued up to the Division Date in respect of the SatNet Employees and SatNet Former Employees under the Pension Plan.

          (iv) Subject to verification by the Space Purchaser's actuary as set forth below, and obtaining all necessary regulatory approvals, the applicable Purchaser shall cause the administrator of the Pension Plan to transfer from the Pension Trust to the SatNet Trust the prescribed portion of assets (the "Agreed Amount"), calculated in accordance with the requirements of the Quebec Supplemental Pension Plans Act and its regulations. For further clarity and without limiting the foregoing, the Agreed Amount shall be calculated on a plan termination basis (except that if there is a remaining surplus in the Pension Plan, the pro rata distribution of such surplus assets shall be calculated on a going concern basis) determined in accordance with the summary of actuarial methods and assumptions annexed hereto as

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                                       59


               Schedule 35, applied in accordance with generally accepted Canadian actuarial principles and all applicable laws, by the actuaries for the Vendor (the "VA"). The Vendor shall make the details of these calculations and their results available to the Space Purchaser and its actuary (the "PA") within 30 days after the above calculations are finalized, and shall furnish to them such other information and data as may reasonably be required or requested to permit a review, recalculation and confirmation of the Agreed Amount by the Space Purchaser and the PA. The Space Purchaser shall notify the Vendor in writing within 30 days after receiving such information and data as to its agreement or disagreement with the VA's calculation of the Agreed Amount. If the Space Purchaser does not give such notice within such time, the Space Purchaser is deemed to have agreed on the calculation of the Agreed Amount. If the Vendor and the Space Purchaser are unable to agree on the Agreed Amount within 15 days of the date of the Vendor's receipt of the notice of disagreement from the Space Purchaser, their differences shall be resolved by an independent actuary selected by the VA and the PA and the expense of such independent actuary shall be paid one-half by the Vendor and one-half by the Space Purchaser. In verifying, certifying or reviewing the calculation of the Agreed Amount or resolving their differences, the VA, the PA and the independent actuary shall have no responsibility or obligation to change the methods, assumptions or any other term or condition of the summary of actuarial methods and assumptions set out in Schedule 35.

          (v) The Vendor shall, as soon as possible thereafter, file an application with the Pension Regulator for approval of the transfer of the Agreed Amount from the Pension Trust to the SatNet Trust. The Vendor shall diligently pursue the application for the approval for the transfer. The Space Purchaser shall cooperate with the Vendor to the extent necessary.

          (vi) The Vendor shall forthwith notify the Space Purchaser if the Pension Regulator refuses to approve the transfer of the Agreed Amount and directs either that a different amount be transferred or that an assumption or method of calculation used to determine the Agreed Amount be changed. In such event, the amount to be transferred shall be adjusted in accordance with the Pension Regulator's direction (the Agreed Amount so adjusted is referred to as the "Regulatory Amount"). If the Pension Regulator requires any party to make any additional contribution to the Pension Trust or the SatNet Trust in order to obtain approval from the Pension Regulator, the Space Purchaser shall make such additional contributions to the Pension Trust and the Vendor shall make such additional contributions to the SatNet Trust as are so required to proceed with the transfer, provided however that the Vendor shall at all times indemnify Space Purchaser from and against any and all costs associated with the transfer to the SatNet Pension Plan.

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                                       60


          (vii) From Closing until the completion of the transfer of the Agreed Amount or the Regulatory Amount, as applicable, to the SatNet Trust as contemplated herein (the "Interim Period"), the Space Purchaser shall, provided that the administrator of the Pension Plan agrees that the Space Purchaser acts as a delegate or, as applicable and to the extent permitted by any delegation agreement, sub-delegate, invest the pension assets of the Pension Plan (including, for greater certainty, the Agreed Amount or the Regulatory Amount) according to the terms of the Pension Plan, the fiduciary duties applicable to the administrator and sponsor of the Pension Plan and its agents, the investment policies of the Pension Plan (as amended from time to time) and in compliance with Applicable Law and the Tax Act and the administrative practices of the Pension Regulator and Canada Revenue Agency. During the Interim Period, the Space Purchaser shall not take any action which may cause the revocation of the registration of the Pension Plan under Applicable Law and the Tax Act or which will jeopardize the tax-favoured treatment of the Pension Plan.

          (viii) On the last Business Day of the month in which the approval for the transfer of assets contemplated in Section 10.10(a)(iv) is received or as soon thereafter as is practicable, the Space Purchaser shall cause the administrator of the Pension Plan to transfer from the Pension Trust to the SatNet Trust, cash or assets with a value equal to the Agreed Amount or the Regulatory Amount, as applicable, plus the net investment rate of return thereon during the Interim Period but after deducting the amount of any benefits paid to the SatNet Employees and the SatNet Former Employees out of the Pension Plan and the Pension Trust during the Interim Period and, to the extent not paid by the Purchaser pursuant to Section 10.10(a)(x), the expenses and costs referred to in Section 10.10(a)(x). If the Agreed Amount or the Regulatory Amount, as the case may be, cannot be totally transferred from the Pension Trust to the SatNet Trust without liquidating Pension Trust's assets such as stocks or other titles, the Vendor and the Space Purchaser shall cooperate to achieve the most appropriate and cost effective method for proceeding to such liquidation.

          (ix) To the extent permitted by law and subject to confidentiality obligations under the law, the Vendor shall provide to the Space Purchaser, at the earliest possible time but not later than 30 days after the Closing Date, such information, records and data in relation to the Employees or the Pension Plan as may be necessary to the Space Purchaser for the ongoing administration of the Pension Plan.

          (x) Subject to the Pension Plan provisions' requirements on the payment of the Pension Plan's administration expenses by the Pension Trust, any direct and indirect expenses and costs for the division of the Pension Plan contemplated by this Section 10.10(a) and for the administration of the Pension Plan and the administration and investment of the Pension Trust during the Interim Period shall be shared pro rata between the Vendor and the Space Purchaser, based upon the proportion of the number of SatNet Employees who are members of the SatNet Pension Plan to the total number of members of the Pension Plan as at the Division Date. The Space Purchaser may invoice the Vendor for the amount of such expenses, and the Vendor shall pay the amount of such invoices within 30 days. Expenses and costs chargeable to the SatNet Employees and SatNet Former Employees under the Pension Plan and during the Interim Period shall be allocated to the SatNet Employees' and SatNet Former Employees' accounts in accordance with the terms of the Pension Plan.

     (b)  Vendor's Alternative Pension Arrangement

          Notwithstanding Section 10.10(a) the Vendor may within 60 days of the Closing Date, in consultation with, elect to create alternative arrangements for all or some of the SatNet Employees and the SatNet Former Employees who are members of the Pension Plans which do not include the establishment of a registered pension plan, provided that the Space Purchaser is not prejudiced in any manner in any such alternative arrangements. The Vendor and the Space Purchaser shall act reasonably in effecting such alternative arrangements. In any event, the Vendor shall cause the accrual of benefits of the SatNet Employees under the Pension Plans to cease no later than the Closing Date.

     (c)  Transfer of Pension Plans

          (i) Subject to obtaining applicable approvals from the Pension Regulator, the Vendor shall, effective as of the Closing Date, transfer and assign to the Space Purchaser the Pension Plans and the Pension Trusts, including all of the Vendor's rights, obligations and liabilities associated with the sponsorship of the Pension Plans and the Pension Trusts, in each case including Employees, former employees of the Vendor and Excluded Employees, but excluding SatNet Employees and SatNet Former Employees. The Space Purchaser shall accept the transfer of the Pension Plans and the Pension Trusts in respect of Employees, former employees of the Vendor and Excluded Employees, but excluding SatNet Employees and SatNet Former Employees, and shall accept the assignment of rights, obligations and liabilities for sponsorship thereof. As soon as practicable after the transfer, the Space Purchaser shall amend the name of the Pension Plans and Pension Trusts, and all applicable provisions therein and documents related thereto, to remove all references to or affiliation with the Vendor other than those required to recognize service and earnings with the Vendor.

          (ii) The Space Purchaser shall complete the division of the Pension Plans and the transfer of assets and liabilities contemplated by
               Section 10.10(a). The Vendor shall cooperate with the Space Purchaser in effecting such division and transfer

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                                       62


10.11 Post Closing Receipts

     (a) If at any time following the Time of Closing, the Vendor receives, or comes into possession of, any of the Purchased Assets or any receipts, proceeds, cheques, securities or other property of any kind comprising, arising out of or derived from the Purchased Assets (including, without limitation any cheques, notes or cash in payment of any account receivable or other intangible constituting part of the Purchased Assets), the Vendor shall immediately deliver the same to the applicable Purchaser, with such endorsements, transfers or assignments as may be necessary or desirable to ensure that the applicable Purchaser receives the immediate and full benefit thereof.

     (b) On or immediately following the Time of Closing, the Vendor shall provide such authorizations, approvals and/or consents as may be necessary or desirable to permit the applicable Purchaser to deposit into the applicable Purchaser's bank account all cheques or other instruments made payable to the Vendor received by either the Vendor or the applicable Purchaser following the Time of Closing in payment of any account receivable or other intangible comprising a part of the Purchased Assets.

10.12 EMS Name

The Purchasers agree that they shall not have any right or entitlement to the words "EMS" or "EMS Technologies" or any word or expression similar thereto other than to indicate they carry on a business formerly carried on by "EMS Technologies" or "EMS" as hereinafter set out. The Purchasers and their Affiliates shall as soon as practical and in any event within 60 days from Closing cease all public use and shall as soon as practical and in any event within 120 days from Closing cease all internal use, of any logos, trademarks, trade names or other references containing the words "EMS", "EMS Technologies" or any word or expression similar thereto. Any public use or references to such words in connection with any statements, representations, negotiations or other acts which could reasonably be expected to create legal obligations shall clearly state that the applicable Purchased Business is being carried on by the applicable Purchaser and not by the Vendor.

10.13 Vendor Credit Support

The parties acknowledge that the Vendor and/or certain Affiliates of the Vendor (collectively the "Vendor Group") have given credit support to the Purchased Businesses, including obligations of members of the Vendor Group in respect of any letters of credit granted by any financial institution for the Purchased Businesses as principal and guarantees given by any member of the Vendor Group of any obligations of the Purchased Businesses ("Credit Support"). Set forth in
Schedule 25 is a complete and accurate list of Credit Support for the Purchased Businesses currently outstanding. To the extent that any member of the Vendor Group is unable to release or terminate its obligations in respect of any such Credit Support on Closing, the applicable Purchaser shall, at its sole cost and expense, (a) forthwith obtain or provide a letter of credit, guarantee or other credit support that replaces that given by the relevant member of the Vendor Group; (b) until such time as the Purchasers shall replace such Credit Support, pay all such fees

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                                       63


or charges (including letter of credit standby fees) paid or payable by the relevant member of the Vendor Group in respect of such Credit Support in respect of the period following Closing; (c) indemnify and save harmless the relevant members of the Vendor Group for any Losses that such relevant members of the Vendor Group may have in respect of such Credit Support; and (d) provide the relevant members of the Vendor Group with such financial assurances, including letters of credit, as the relevant members of the Vendor Group may reasonably request in respect of the Purchaser's financial ability to pay its indemnification obligations hereunder. The indemnification obligations of the Purchasers hereunder shall apply whether the obligations of the relevant members of the Vendor Group arise in respect of a matter occurring before or after Closing, provided that to the extent that the matter giving rise to the Loss also constitutes a breach of a representation or warranty given by the Vendor hereunder, the applicable Purchaser may set off against its indemnification obligations in respect hereof any amount for which the Vendor is required to indemnify the Purchasers in respect of the same matter.

On Closing each of the guarantees in favour of MDA identified in Schedule 25 shall be released.

10.14 MDA Guarantee

MDA unconditionally promises to cause each of the Purchasers to perform any and all of their obligations pursuant to this Agreement and the other Agreements to which a Purchaser is party and guarantees the Purchasers' performance of their obligations pursuant to this Agreement and such Other Agreements. This guaranty is absolute, unconditional and irrevocable and constitutes an independent guaranty of payment and not only of collectibility but is subject to all defences, limitations and rights applicable to the Purchasers.

10.15 Parent Guarantee

The Parent unconditionally promises to cause the Vendor to perform any and all of its obligations pursuant to this Agreement and the Other Agreements and guarantees the Vendor's performance of its obligations pursuant to this Agreement and the Other Agreements. This guaranty is absolute, unconditional and irrevocable and constitutes an independent guaranty of payment and not only of collectibility but is subject to all defences, limitations and rights applicable to the Vendor.

10.16 Non-Solicitation

The Vendor agrees that for a period of three years following the Closing it will not solicit any Employees or otherwise interfere with the employment of any Employees by the applicable Purchaser after the Closing provided that the foregoing restriction will not apply to Employees whose employment with the applicable Purchaser is terminated by such Purchaser or to persons who respond to an advertisement of general circulation.

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                                       64


                                   ARTICLE 11
                              CONDITIONS OF CLOSING

11.1 Conditions of Closing in Favour of the Purchasers

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchasers, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Representations and Warranties. The representations and warranties of the Vendor and the Parent contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time (excluding breaches of representations and warranties that do not, in the aggregate, constitute a Material Adverse Effect (the "Exclusion")), and a certificate of each of the Vendor and the Parent signed by one of its senior officers dated the Closing Date, to that effect shall have been delivered to the Purchasers. Notwithstanding the foregoing Exclusion, the Vendors will give written notice to the Purchasers of any changes to the representations and warranties which fall within the Exclusion and the Vendor agrees that the Exclusion has been provided in this Section 11.1(a) for the purposes of satisfying a condition of Closing and shall not have any effect or relevance on the indemnification provisions of Section 13.1 and the Threshold provided in Section 13.3(a);

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of the Vendor signed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchasers;

     (c) Competition Act. Either (i) the Vendor and the Purchasers or MDA shall have each filed the notice required under Section 114 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement or the obligation to give the requisite notice has been waived pursuant to Section 113(c) of the Competition Act (Canada) and the applicable waiting periods under Section 123 of the Competition Act (Canada) shall have expired, been terminated or waived, and the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) or a person authorized by the Commissioner shall have advised MDA in writing (in form and substance satisfactory to MDA, acting reasonably) that in effect, there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; or (ii) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada)with respect to the transactions contemplated by this Agreement;

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                                       65


     (d) Contractual Consents. There shall have been given or obtained the notices, consents and approvals described in Schedule 22, in each case in form and substance satisfactory to MDA, acting reasonably and provided that for greater certainty this condition shall not require the delivery of a consent to the pledging, as security, of the relevant agreement or the delivery of estoppel or similar certificates;

     (e) Governmental Consents. The Purchasers and/or the Vendor shall have received from the applicable Governmental Authorities the consents, licences and approvals identified in Schedule 28;

     (f) BSAT License. The BSAT License from the Vendor to the Space Purchaser shall have been executed and delivered in the form as set forth in
          Exhibit V;

     (g) Non-Competition Agreements. The Vendor and Parent and the Purchasers shall have executed and delivered to the Purchasers and ComDev (if applicable) the agreements in the forms of the agreements annexed hereto as Exhibit I;

     (h) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or, to the knowledge of the parties, threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

     (i) No Material Adverse Effect. There shall not have occurred between the date hereof and the Closing Date any event or happening which has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect on the financial condition of the Purchased Businesses or on the Purchased Assets;

     (j) Delivery of Radarsat-2 Payload. The Vendor shall have completed the matters set forth on Schedule 30;

     (k) Assignments and Amendments of Radarsat-2 Territorial License and Sublicense. The Vendor, the Parent and MDA shall have executed and delivered to each other assignment and amendment agreements containing the terms set forth in Exhibit III;

     (l) Amendment of Radarsat-2 Subcontract. The Vendor and MDA shall have executed and delivered to each other an amendment agreement relating to the Radarsat-2 Subcontract containing the terms set forth in
          Exhibit VI;

     (m) Encumbrances. All Encumbrances as set forth on Schedule 38 shall be released from all Purchased Assets or the secured parties thereunder shall have delivered written undertakings reasonably satisfactory to the Purchasers to do so immediately following Closing;

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                                       66


     (n) Escrow Agreement. The Vendor, the Space Purchaser and the Escrow Agent will have entered into the Escrow Agreement as contemplated in Section 4.4; and

     (o) Legal Opinion. The Vendor shall have delivered to the Purchasers, addressed to the Purchasers and ComDev, an opinion of counsel to the Vendor in form satisfactory to counsel for the Purchasers acting reasonably.

Subject to Section 11.3, if any of the conditions contained in this Section 11.1 shall not be performed or fulfilled at or prior to the Termination Date to the satisfaction of the Purchasers, acting reasonably, the Purchasers may, by notice in writing to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchasers under this Agreement and the Other Agreements (and the parties shall be released therefrom), other than the obligations contained in Sections 14.2, 14.3, 14.4 and 14.5, provided that the Purchasers may also bring an action pursuant to Article 13 against the Vendor for breach of contract damages suffered by the Purchasers where the non performance or non fulfilment of the relevant condition is as a result of a breach of a covenant by the Vendor. Any such condition may be waived in whole or in part by the Purchasers in writing. Nothing contained herein shall affect the right of the Purchasers to obtain an order or judgment for specific performance or injunctive relief.

11.2 Conditions of Closing in Favour of the Vendor

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Representations and Warranties. The representations and warranties of the Purchasers and MDA contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of each of the Purchasers and MDA signed by one of their senior officers, dated the Closing Date, to that effect shall have been delivered to the Vendor;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchasers at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of each Purchaser signed by a senior officer of each Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

     (c) Competition Act. Either (i) the Vendor and the Purchasers or MDA shall have each filed the notice required under Section 114 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement or the obligation to give the requisite notice has been waived pursuant to Section 113(c) of the Competition Act (Canada) and the applicable waiting periods under Section 123 of the Competition Act (Canada) shall have expired, been terminated or waived, and the Commissioner of Competition (the

          "Commissioner") appointed under the Competition Act (Canada) or a person authorized by the Commissioner shall have advised MDA in writing (in form and substance satisfactory to MDA, acting reasonably) that in effect, there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; or (ii) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada)with respect to the transactions contemplated by this Agreement;

     (d) Contractual Consents. There shall have been given or obtained the notices, consents and approvals described in Schedule 22 in each case in form and substance satisfactory to the Vendor, acting reasonably;

     (e) Governmental Consents. The Purchaser and/or the Vendor shall have received from the applicable Governmental Authorities the consents, licences and approvals identified in Schedule 29;

     (f) Purchase Price. The Closing Date Payment shall have been paid in the manner provided herein, and the Release shall have been executed and delivered to the Vendor;

     (g) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or, to the knowledge of the parties, threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

     (h) Delivery of Radarsat Payload. The Vendor shall have completed the matters set forth on Schedule 30;

     (i) Assignments and Amendments of Radarsat-2 Territorial License and Sublicense. The Vendor, the Parent and MDA shall have executed and delivered to each other assignment and amendment agreements containing the terms set forth in Exhibit III;

     (j) Amendment of Radarsat-2 Subcontract. The Vendor and MDA shall have executed and delivered to each other an amendment agreement relating to the Radarsat-2 Subcontract containing the terms set forth in
          Exhibit VI;

     (k)  Release. The granting of the Release;

     (l) Escrow Agreement. The Vendor, the Space Purchaser and the Escrow Agent will have entered into the Escrow Agreement as contemplated in Section 4.4; and

     (m) Legal Opinion. The Purchaser shall have delivered to the Vendor an opinion of counsel to the Purchaser in form satisfactory to counsel for the Vendor acting reasonably.

Subject to Section 11.3, if any of the conditions contained in this Section 11.2 shall not be performed or fulfilled at or prior to the Termination Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchasers, terminate this Agreement and the obligations of the Vendor and the Purchasers under this Agreement (and the parties shall be released therefrom), other than the obligations contained in Sections 14.2, 14.3, 14.4 and 14.5, provided that the Vendor may also bring an action pursuant to Article 13 against the Purchasers for breach of contract damages suffered by it where the non performance or non fulfilment of the relevant condition is as a result of a breach of covenant by the Purchasers. Any such condition may be waived in whole or in part by the Vendor in writing. Nothing contained herein shall affect the right of the Vendor to obtain an order or judgment for specific performance or injunctive relief.

11.3 Extension of Closing Date

     (a) If any of the conditions contained in Section 11.1 or Section 11.2 shall not be performed or fulfilled at or prior to the Termination Date to the satisfaction of the Purchasers or the Vendor, as the case may be, acting reasonably, either party hereto (provided such party is not in default of any of its obligations hereunder) may, at or prior to the Time of Closing, provide written notice to the other parties extending the Closing Date and, provided such condition may be performed or fulfilled within twenty (20) Business Days thereafter, the Closing shall be postponed until such date as the parties may agree, provided however that if the parties are unable to agree on a new Closing Date the Closing Date shall occur on the twenty-fifth
          (25th) Business Day following the original Closing Date in writing. In attempting to establish a new Closing Date the parties shall take into account the date on which such unfulfilled condition is expected to be satisfied.

     (b) If the Closing is extended to a later date pursuant to the terms of this Section 11.3, the Closing Date shall mean for the purposes of this Agreement, such later date.

     (c) The rights under this Section 11.3 may only be exercised once such that this Section 11.3 shall permit only one extension of the Closing Date.

                                   ARTICLE 12
                     CLOSING DATE AND TRANSFER OF POSSESSION

12.1 Transfer

Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Closing.

12.2 Place of Closing

The closing shall take place at the Time of Closing at the offices of Borden Ladner Gervais LLP, counsel for the Vendor in Toronto, Ontario.

12.3 Further Assurances

From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

12.4 Risk of Loss

From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority (a "Property Loss"), the Purchasers shall complete the purchase unless as a result of such Property Loss the Purchasers have the right under Section 11.1 or otherwise to terminate their obligations under this Agreement and elect to do so in accordance with the terms of this Agreement.

If a Property Loss so occurs and the Purchasers so elect, or is required to complete the purchase of the Purchased Assets, the Purchase Price shall be reduced by an amount equal to the amount, if any, by which the amount of the loss caused by such destruction, damage, appropriation, expropriation or seizure either (i) is not fully covered by insurance (whether because the loss exceeds the insurance limits, is not covered by the applicable insurance, represents the portion thereof that is an insurance deductible or otherwise) or (ii) does not result in a dollar for dollar reduction of the Purchase Price as a result of being reflected in the Closing Net Receivables. In such event, all proceeds of insurance or compensation for appropriation, expropriation or seizure shall be paid to the applicable Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the applicable Purchaser; provided that if notwithstanding the reasonable efforts of the Purchaser, the applicable Purchaser is unable to collect all such proceeds or compensation within one year from Closing, the Vendor shall pay to the applicable Purchaser such uncollected amount upon reassignment by the applicable Purchaser to the Vendor of any rights the applicable Purchaser may have in respect thereof.

                                   ARTICLE 13
                                 INDEMNIFICATION

13.1 Indemnification by the Vendor

Subject to the terms of this Article 13, the Vendor agrees to indemnify and save harmless the Purchasers from all Losses suffered or incurred by the Purchasers or any Purchaser as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach or inaccuracy, in any material respect, of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchasers in respect of any breach or inaccuracy of any representation or warranty unless a Purchaser shall have provided notice to the Vendor in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such representation or warranty as set out in Section 9.1);

     (b) any breach or non performance, in any material respect, by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

     (c) any breaches of Canadian or United States Applicable Laws regarding export control requirements committed by the Purchased Businesses prior to Closing including ITAR;

     (d) any costs or losses incurred by the Purchaser of or related to, or arising out of, the SatNet Pension Plans including but not limited to the transfer to such plans; and

     (e)  any of the Excluded Liabilities.

13.2 Indemnification by the Purchasers

Subject to the terms of this Article 13, the Purchasers severally agree to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach or inaccuracy, in any material respect, of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that a Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchasers in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such representation or warranty as set out in Section 9.1);

     (b) any breach or non performance, in any material respect, by a Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

     (c)  any of the Assumed Liabilities.

13.3 Threshold and Limitations

     (a) Notwithstanding Section 13.1, the Vendor's obligation to indemnify the Purchasers in respect of Losses for breaches or inaccuracies of one or more representations or warranties will be applicable only to the extent that the aggregate of all such Losses is in excess of CDN$204,697.50 (the "Threshold")

          (and then only with respect to that portion of the Losses that exceed the Threshold) up to a maximum amount of CDN$5,848,500 for any Losses suffered or incurred by the Purchasers within 6 months of the Closing Date and for which notice has been given to the Vendor in accordance with Section 13.4 on or prior to the date which is 6 months following the Closing Date (the "Step Down Date"); and (ii) CDN$3,509,100 less any amounts payable under (i) above, for any such Losses suffered or incurred by the Purchasers after the Step Down Date or for which notice has been given to the Vendor in accordance with Section 13.4 after the Step Down Date.

     (b) Notwithstanding Section 13.2 hereof, the Purchasers' obligation to indemnify the Vendor in respect of Losses for breaches or inaccuracies of one or more representations or warranties will be applicable only to the extent that the aggregate of all such Losses is in excess of the Threshold up to a maximum amount of CDN$5,848,500 for any Losses suffered or incurred by the Vendor within 6 months of the Closing Date and for which notice has been given to the Purchasers in accordance with Section 13.4 on or prior to the date which is 6 months following the Closing Date (the "Step Down Date"); and (ii) CDN$3,509,100 less any amounts payable under (i) above, for any such Losses suffered or incurred by the Vendor after the Step Down Date or for which notice has been given to the Purchasers in accordance with Section 13.4 after the Step Down Date.

     (c) An indemnified party may recover once in respect of each Loss, and no liability shall attach to the indemnifying party in respect of any representation and warranty contained in this Agreement or any other document referred to herein to the extent that the indemnified party has recovered from the other in respect of the same Loss under any other representation and warranty in this Agreement or any other document referred to herein.

     (d) In calculating the liability of the Vendor in respect of any representation or warranty contained in this Agreement or any other document referred to herein, there shall be taken into account the amount by which any taxation, for which the Purchaser is now or in the future accountable or liable to be assessed, is ultimately reduced or extinguished as a result of the matter giving rise to such liability.

     (e) In respect of any Loss that is covered by insurance, the indemnified party shall deduct the actual amount of insurance proceeds received by the indemnified party in respect of a Loss from the indemnification amount to be paid.

     (f) To the extent that any breach of any representation or warranty contained in this Agreement is capable of remedy, the indemnified party shall afford the indemnifying party a reasonable opportunity of not more than 30 days unless otherwise agreed, for the indemnified party to remedy the matter complained of.

     (g) If Environmental Laws change after the Closing Date or the Real Property Purchaser changes the use of the Real Property, the Vendor's liability in respect of the representations and warranties contained in Section 5.26 shall not be greater than it would have been had such laws or use not changed.

13.4 Notice of Claim

In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a)  the factual basis for the Claim; and

     (b)  the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses that, as a result of the Indemnified Party's failure to give such notice on a timely basis, could not be contested and only to the extent of the amount of liability that would have been successfully contested had notice been given in a timely manner.

13.5 Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have forty-five days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information in the possession of the indemnified party as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such forty-five day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. Otherwise, the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction. The costs of any such arbitration shall be borne by the party who is not successful in such arbitration.

13.6 Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. The Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out of pocket expenses as a result of such negotiation, settlement or defence included as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel, at its expense, to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of inconsistent defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party shall provide prior written notice thereof to the Indemnifying Party and thereafter may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

13.7 Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason in respect of a monetary settlement and the Indemnified Party shall indemnify and save harmless the Indemnifying Party from and against any Losses resulting from or arising out of the failure of the Indemnified Party to consent to such settlement.

13.8 Co-operation

The Indemnified Party and the Indemnifying Party shall co operate fully with each other with respect to Third Party Claims and any defence thereof, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party shall use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is reasonably necessary to assist the Indemnifying Party in evaluating and defending such Third Party Claims.

13.9 Exclusivity

The provisions of this Article 13 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any certificate delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims and recourses shall be subject to the limitations and other provisions contained in this Article 13. The provisions of this Article 13 shall not apply to the Release, the Radarsat-2 Subcontract or any amendment thereto, or the Radarsat-2 License Agreement, the Radarsat-2 Subcontract Agreement or any amendments thereto or to the Purchaser's indemnity obligation in Section 3.6.

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Notices

     (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

          (i)  if to the Purchasers or MDA:

               MacDonald, Dettwiler and Associates Ltd.
               13800 Commerce Parkway
               Richmond, B.C.
               V6V 2J3

               Attention:      Terry Piche
               Telecopier No.: 604-231-2759
               E-mail:         twp@mdacorporation.com

               with a copy to:

               Farris, Vaughan, Wills & Murphy LLP
               Suite 2500 - 700 West Georgia Street
               Vancouver, B.C.
               V7Y 1B3

               Attention:      Elizabeth Harrison, Q.C.
               Telecopier No.: 604-661-9349
               E-mail:         eharrison@farris.com

          (ii) if to the Vendor or the Parent:

               c/o EMS Technologies, Inc
               660 Engineering Drive
               Norcross, Georgia
               30092

               Attention:      Vice President and General Counsel
               Telecopier No.: 770-447-4397
               E-mail:         reis.t@ems-t.com

               with a copy to:

               Borden Ladner Gervais LLP
               Suite 4200
               40 King Street West
               Toronto, Ontario
               M5H 3Y4

               Attention:      Frank Callaghan
               Telecopier No.: 416-367-6749
               E-mail:         fcallaghan@blgcanada.com

     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, or if such delivery or transmission occurs after normal business hours, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

     (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this
          Section 14.1.

14.2 Commissions, etc.

Each of the Vendor and the Parent, on the one hand, and the Purchasers and MDA, on the other hand, agree to indemnify and save harmless each other party from and against all Losses suffered or incurred by such other party in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor or the Parent or the Purchasers or MDA, as the case may be.

14.3 Consultation

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

14.4 Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to Section 14.3, neither party shall disclose this Agreement or any aspects of such transaction except as required to comply with its obligations under this Agreement or to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

14.5 Confidentiality

Without limiting the obligations of the Vendor and MDA under the confidentiality agreements between them dated June 3, 2005 and September 8, 2003, (the "Confidentiality Agreements"), but subject to Section 14.4, the Vendor, MDA and the Purchasers shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement, whether received before or after the date of this Agreement. If the transfer of the Purchased Assets to the Purchaser is not consummated, each shall return to the other any confidential schedules, documents, or other written information obtained from the other in connection with this Agreement whether received before or after the date of this Agreement except that each party may want one copy for archival purposes, and the Purchaser agrees that, except as otherwise authorized by the Vendor, neither the Purchasers nor their representatives, agents or employees will disclose to third parties except as may be required by Applicable Law or as may be required in any suit or action brought by one party against the other any confidential information or confidential data relating to the Vendor, the Purchased Businesses or the Purchased Assets discovered by the Purchasers or their representatives as a result of the Vendor making available to the Purchasers and their representatives the information requested by them in connection with the transactions contemplated herein.

Upon Closing all provisions of the Confidentiality Agreements shall be terminated.

14.6 Assignment by Purchaser

A Purchaser may with written notice to the Vendor assign its rights under this Agreement in whole or in part to any Affiliate; provided, however, that any such assignment shall not relieve such Purchaser or MDA from any of its obligations hereunder and shall be subject to any equities which exist or may in the future exist between the Vendor and such Purchaser.

14.7 Reasonable Best Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use its reasonable efforts or best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any Applicable Law, except as specifically provided herein.

14.8 Counterparts

This Agreement may be executed in counterparts by facsimile transmission, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        MACDONALD, DETTWILER AND ASSOCIATES LTD.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------


                                        6457258 CANADA LTD.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------


                                        MDA SPACE INC.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------

                                        6457266 CANADA LTD.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------


                                        EMS TECHNOLOGIES CANADA, LTD.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------


                                        EMS TECHNOLOGIES, INC.


                                        By:
                                            ------------------------------------


                                        By:
                                            ------------------------------------

The schedules and exhibits listed in Section 1.13 of the Asset Purchase Agreement have been omitted from the form of Asset Purchase Agreement filed herewith; any such schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                   EXHIBIT IV

                        TERMS FOR OTTAWA PRIMARY SUBLEASE

- 8,300ft at Cdn$27.30 plus GST per sq ft per year for up to 4 months, generally consisting of the north-east half of the second floor and that portion of the south-west half that ends after the ladies washroom (area reflects ComDev agreement with EMS SATCOM management; rental rate reflects actual cost paid by Vendor plus 10% for receptionist/switchboard, facilities and telephone management services provided by Vendor during occupancy)

- Electronics Purchaser will require the existing Ottawa website to, at first continue to host (up to three months) and then re-direct customers, suppliers, etc. to a Electronics Purchaser registered site for EMS Space Science for six months

- Telecommunications infrastructure: Electronics Purchaser shall have the use, without additional charge, of existing handsets and shared PBX, during the period of occupancy. Aggregate long distance charges shall be prorated between Vendor and the Electronics Purchaser based on relative numbers of employees connected to the PBX. The Electronics Purchaser shall be responsible for the installation and cost of its external data connections.

- Email will need to be forwarded to new Electronics Purchaser email addresses for a period of 6 months

- Electronics Purchaser will provide 24/7 contacts for escorted access by Vendor personnel to electrical, IT and elevator facilities located within the area occupied by the Electronics Purchaser

- Locks, elevators and new doors and walls will be installed to securely separate the leased area from the portion of the building occupied by Vendor (including a portion of the second floor), to the reasonable satisfaction of both Vendor and the Electronics Purchaser. The estimated cost of installation is approximately US$10,000, to be paid by the Electronics Purchaser. Vendor shall be responsible for removal to its satisfaction after the Electronics Purchaser vacates the building.